UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Briggs & Stratton Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BRIGGS & STRATTON CORPORATION
12301 WEST WIRTH STREET
WAUWATOSA, WISCONSIN 53222
Notice of Annual Meeting of Shareholders
The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at The Hotel at Auburn University and Dixon Conference Center, 241 South College Street, Auburn, Alabama 36830, on Thursday, October 25, 2018, at 8:00 a.m., Central Time, for the following purposes:

(1)	To elect three directors to serve for three-year terms expiring in 2021;

(2)	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors;

(3)	To hold an advisory vote to approve executive compensation; and

(4)	To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.
By order of the Board of Directors.
Wauwatosa, Wisconsin
September 7, 2018

KATHRYN M. BUONO
Vice President, General Counsel and Corporate
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 25, 2018. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com and www.basco.com/proxy.
We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe this allows us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.
Your vote is important to ensure that a majority of the stock is represented. You may vote using the Internet or by telephone. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.

Proxy Statement
* * * * *
GENERAL INFORMATION
This proxy statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton” or the “company”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 25, 2018, at 8:00 a.m., Central Time, at The Hotel at Auburn University and Dixon Conference Center, 241 South College Street, Auburn, Alabama 36830. Briggs & Stratton’s principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222.
On September 7, 2018, we mailed to shareholders of record this proxy statement or a notice containing instructions on how to access our proxy statement and annual report on the Internet and vote online. That notice also contains instructions on how you can receive a paper copy of the proxy statement and annual report via the United States mail or an electronic copy via e-mail if you prefer either of those alternatives.
Who can vote?
Shareholders of record at the close of business on August 17, 2018 are entitled to notice of and to vote at the meeting. On August 17, 2018, Briggs & Stratton had outstanding 42,387,590 shares of $.01 par value common stock entitled to one vote per share on each matter presented.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials, including this proxy statement and the annual report, by providing access to such documents on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. A Notice of Internet Availability was mailed to our shareholders, which provides instructions as to how you may access and review all of the proxy materials on the Internet. The notice also instructs you how to submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the notice for requesting such materials.
How do I vote?
You may vote in person or by properly appointed proxy. You may cast your vote by returning a signed and dated proxy card, or by voting electronically. You also have the option to vote by proxy via the Internet or toll-free touch-tone telephone.
Instructions regarding how to vote electronically are listed on your notice, proxy card or the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as Internet access charges. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on October 24, 2018.

You may revoke your proxy by voting in person at the meeting, by written notice to the Corporate Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.
How are votes counted?
A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter. If a quorum exists, the affirmative vote of a majority of the votes represented in person or by proxy at the meeting is required for the election of directors, to ratify the selection of independent auditors and to approve the advisory vote on executive compensation. A vote withheld from the election of directors or an abstention with respect to the other proposals will count toward the quorum requirement and will have the effect of a vote against the matter being voted on.
Broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote. Brokers and other nominees do not have discretionary authority to vote shares in the election of directors or concerning executive compensation matters without instructions from the beneficial owner of the shares. Brokers do have discretionary authority to vote shares on the ratification of the appointment of the independent auditors without instructions from the beneficial owner.
Who pays for this proxy solicitation?
Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Alliance Advisors, LLC to assist in its proxy solicitation efforts, at a fee currently anticipated to be $3,500 plus reasonable out-of-pocket expenses.
What if other matters come up at the annual meeting?
The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

I.    SHAREHOLDER VOTES
ITEM 1: ELECTION OF DIRECTORS
The Board of Directors of Briggs & Stratton is divided into three classes. The term of office of each class ends in successive years. The Board of Directors currently consists of 10 directors, although the size of the Board will be reduced to nine directors following the retirement of James E. Humphrey as of the annual meeting, as discussed below. Three directors are to be elected at the annual meeting to serve for a term of three years expiring in 2021. Six directors will continue to serve for terms that expire in 2019 or 2020. All directors are elected subject to the Bylaw restriction that they may not serve beyond the annual meeting following attainment of age 72.
Mr. Humphrey, a director since 2010, will not be standing for re-election at the annual meeting pursuant to the Bylaw restriction discussed above. Briggs & Stratton would like to thank Mr. Humphrey for his many important contributions and years of dedicated service as a member of the Board of Directors.
The Nominating & Governance Committee seeks director nominees with integrity, common sense and good judgment who have relevant professional or business knowledge, a record of prior accomplishments and the time and interest in serving as a director of the company. The Nominating & Governance Committee has also identified 12 desired criteria with respect to the experience, qualifications, attributes and skills of directors and director nominees. These criteria, which the Committee may modify from time to time to accommodate the evolving nature of the company’s business and external environment, are included in “II. Corporate Governance – Other Corporate Governance Matters – Director Selection Criteria.”
When selecting director candidates and nominees, the Nominating & Governance Committee determines the mix of experience, qualifications, attributes and skills desired for the entire Board, reviews how current directors satisfy such criteria, determines the experience, qualifications, attributes and skills that will best complement current directors, and identifies director candidates and selects nominees who fit those needs. Additional information about the Committee’s director selection procedures is contained in “II. Corporate Governance – Other Corporate Governance Matters – Director Selection Procedures.”
On the basis of such evaluation, the Committee has recommended the nomination of Sara A. Greenstein, Frank M. Jaehnert and Charles I. Story for re-election in the Class of 2021. The proxies received in response to this solicitation will be voted for the election of these nominees. Each nominee’s and continuing director’s experience, qualifications, attributes and skills that qualify him or her to serve on the Board are stated below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

GENERAL INFORMATION ABOUT THE NOMINEES FOR ELECTION
AT THE ANNUAL MEETING (CLASS OF 2021)

Name, Age, Principal Occupation, Committee Memberships and Directorships For at Least the Past Five Years	Year First Became a Director

SARA A. GREENSTEIN, 44
Positions: Senior Vice President - Consumer Solutions of United States Steel Corporation, an integrated steel producer, since 2014. Previously President - Supply Chain and Sustainability of Underwriters Laboratories, Inc., a global independent safety science company (2012-2014).
Experience: Ms. Greenstein has experience in operations, marketing and regulatory matters. She has also held numerous positions involving strategy development for public and private companies.
Education: Ms. Greenstein earned a B.S. in Business Administration from the University of Illinois at Urbana-Champaign and an M.B.A. from the Ross School of Business at the University of Michigan.
Committee: Effective as of October 1, 2018, Ms. Greenstein will serve on the Finance Committee and Nominating & Governance Committee of Briggs & Stratton.
2018

FRANK M. JAEHNERT, 60
Positions: Retired Chief Executive Officer and President (2003 - 2013) and former Director of Brady Corporation, a leading provider of high performance labels and signs, safety devices, printing systems and software. Director of Nordson Corporation and of Itron, Inc. Also serves on the Board of Directors of NACD Chicago Chapter.
Experience: Mr. Jaehnert is a former CEO and president of a global manufacturing business. He also served as chief financial officer of that business. His prior work experience includes various financial positions in Germany and the United States for Robert Bosch GmbH, an international manufacturer of automotive, communications, industrial and consumer products. Mr. Jaehnert’s experience as head of a diversified international business and his expertise in finance and operations enable him to make significant contributions to discussions regarding the company’s strategy and the activities of the committees on which he serves. Mr. Jaehnert also has expertise in executive compensation and mergers and acquisitions.
Education: Mr. Jaehnert earned the equivalent of an M.B.A. degree from the University of Stuttgart, Germany. Mr. Jaehnert attended the NACD Advanced Director Professionalism Class in 2015 and the NACD Global Leaders Summit in 2015, 2016 and 2017, and was designated an NACD Leadership Fellow in 2015.
Committees: Mr. Jaehnert currently serves on the company’s Audit Committee and Finance Committee. Effective as of October 1, 2018, he will serve on the company's Audit Committee and Nominating & Governance Committee. He has been designated as an audit committee financial expert by the Board of Directors.
2014

CHARLES I. STORY, 64
Positions: President of ECS Group, Inc., an executive development company, since 2005. Advisory Director of Regions Bank.
Experience: Mr. Story is a former CEO and has experience and expertise in operations, marketing, strategy development, and organizational and human resource matters. He is president of an executive development firm that advises numerous companies, including those in diversified manufacturing, consumer products, banking, insurance, construction, hospitality and healthcare, and previously served as President and CEO of INROADS, Inc., an international human resource consulting firm. Mr. Story has been the lead director of a public company and a director of two companies in addition to Briggs & Stratton. Mr. Story's broad expertise and tenure on the Board provide a valuable perspective to the other directors.
Education: Mr. Story earned a B.A. degree in Psychology and Management from Fisk University and a Masters in Public Administration from the University of Tennessee and Tennessee State University (joint program).
Committees: Mr. Story is Chair of the Finance Committee of Briggs & Stratton and a member of its Compensation Committee and Executive Committee.
1994
The Board recommends a vote FOR each nominee.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has selected the public accounting firm of Deloitte & Touche LLP as the company’s independent auditors for the current fiscal year ending June 30, 2019. Deloitte & Touche LLP has served as the company’s independent auditors since 2013. The Committee has directed that management submit the selection of Deloitte & Touche LLP as the company’s fiscal 2019 independent auditors for ratification by the shareholders at the annual meeting.
Shareholder ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors is not required by the Bylaws or otherwise. However, the Committee and Board are submitting the selection of Deloitte & Touche LLP for ratification because they value shareholders’ views on the company’s independent auditors. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the company and its shareholders.
The Audit Committee considers each year which independent auditing firm should be engaged for the audit of the company’s financial statements, considering the qualifications and independence of the proposed firm. The Audit Committee also reviews the fees proposed for both audit and non-audit work by the independent auditor. Information relating to the fees paid by the company to Deloitte & Touche LLP for fiscal years 2018 and 2017 can be found in “III. Other Matters - Independent Auditors’ Fees.”
A representative of Deloitte & Touche LLP will be present at the annual meeting. The representative will have the opportunity to make a statement and respond to appropriate questions.
The Audit Committee and Board recommend a vote FOR this proposal.
ITEM 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by SEC rules, shareholders are asked to approve, on an advisory, non-binding basis, the fiscal 2018 compensation awarded to the company’s named executive officers as described in the Executive Compensation section of this proxy statement. The company currently holds advisory votes to approve executive compensation annually, which was the frequency overwhelmingly supported by the shareholders at the 2017 annual meeting.
Briggs & Stratton’s executive compensation program is designed to attract, reward and retain talented executives to lead the company in a highly competitive market, while maximizing shareholder returns. The company believes that its compensation program, which ties a significant portion of pay to performance, provides competitive compensation to its executives and utilizes components that align the interests of those executives with shareholders. The company believes this approach helps make its management team a key driver in the company’s market leadership and financial performance.
Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement as well as the Summary Compensation Table and related compensation tables and narratives, which discuss in detail how the company’s compensation policies and procedures operate and are designed to meet its compensation objectives and support the achievement of its business goals.

The company’s shareholders are asked to approve the following resolution at the annual meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation awarded to the company’s named executive officers, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related materials included in this proxy statement.
While this vote is advisory and non-binding on the company, the Compensation Committee and Board of Directors will review the voting results and consider shareholder concerns in their continuing evaluation of the company’s compensation program.
The Compensation Committee and Board recommend a vote FOR this proposal.

II.    CORPORATE GOVERNANCE
GENERAL INFORMATION ABOUT INCUMBENT DIRECTORS
Class of 2019

Name, Age, Principal Occupation, Committee Memberships and Directorships For at Least the Past Five Years	Year First Became a Director

JEFFREY R. HENNION, 51
Positions:  Chief Executive Officer of JEGS Automotive, Inc., a U.S.-based retailer of automotive supplies, since 2017. Former Executive Vice President, Chief Marketing and e-Commerce Officer of GNC Holdings, Inc. (2014-2017), a global specialty retailer of health and wellness products. Previously, President and Chief Financial Officer of Branding Brand LLC, a provider of mobile commerce strategies to retailers (2012-2014), Executive Vice President and Chief Marketing Officer of GNC Holdings, Inc. (2011-2012) and Executive Vice President and Chief Branding Officer of GNC Holdings, Inc. (2011).
Experience:  Mr. Hennion is a sitting CEO and has held several marketing, branding and e-commerce officer positions with significant international businesses, and has expertise and experience in finance, international business, selling to large retail stores, marketing, strategy development, and mergers and acquisitions. He has also served as a chief financial officer. Mr. Hennion's broad experience enables him to provide useful insights to the Committees on which he sits and the Board as a whole.
Education:  Mr. Hennion earned a B.A. in Economics from Northwestern University and an M.B.A. in Finance from Duquesne University.
Committees:  Mr. Hennion currently serves on the Compensation Committee and Nominating & Governance Committee of Briggs & Stratton. Effective as of October 1, 2018, Mr. Hennion will serve on the Audit Committee and the Compensation Committee of Briggs & Stratton. He has been designated as an audit committee financial expert by the Board of Directors.
2015

PATRICIA L. KAMPLING, 59
Positions: Chairman and Chief Executive Officer of Alliant Energy Corporation, a regulated investor-owned public utility holding company, since 2012. Previously, President (2012-2017), President and Chief Operating Officer (2011-2012), Executive Vice President and Chief Financial Officer (2010-2011) and Vice President, Chief Financial Officer and Treasurer (2009-2010). Director of American Transmission Company, the first multistate, transmission only utility in the United States.
Experience: Ms. Kampling is a sitting CEO who has expertise in finance, executive compensation, regulatory matters and strategy development. These areas of expertise allow Ms. Kampling to contribute significantly to the Board's oversight of these matters.
Education: Ms. Kampling earned a B.A. in Economics and a B.S. in Engineering from Swarthmore College, and earned her M.B.A. in Finance from the University of Chicago.
Committees: Ms. Kampling currently serves as Chair of the company’s Audit Committee and as a member of its Finance Committee and Executive Committee. Effective as of October 1, 2018, she will continue as Chair of the Audit Committee and as a member of the Executive Committee, and will also serve as a member of the Compensation Committee. She has been designated as an audit committee financial expert by the Board of Directors.
2011

TODD J. TESKE, 53
Positions: Chairman, President and Chief Executive Officer of Briggs & Stratton since 2010. Previously, President and Chief Executive Officer (2010). President and Chief Operating Officer (2008-2009) and Executive Vice President and Chief Operating Officer (2005-2008). Director of Badger Meter, Inc. and of Lennox International, Inc.
Experience: Mr. Teske is a sitting CEO and has experience and expertise in finance, operations, executive compensation, regulatory matters, strategy development, organizational and human resource matters, and mergers and acquisitions. He is Chairman, President and CEO of the company. Before becoming CEO, he served as the company's President and Chief Operating Officer, President of its power products business, head of corporate development and controller. Mr. Teske is a certified public accountant who worked at a public accounting firm before joining the company. Mr. Teske’s memberships on the Board and the Executive Committee of Briggs & Stratton help ensure the Board is linked to the company’s management and operations.
Education: Mr. Teske earned a B.S. in Accounting from the University of Wisconsin Oshkosh and a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University.
Committees: Mr. Teske serves on the company's Executive Committee.
2009

Class of 2020

Name, Age, Principal Occupation, Committee Memberships and Directorships For at Least the Past Five Years	Year First Became a Director

KEITH R. McLOUGHLIN, 62
Positions: Interim Chief Executive Officer of Campbell Soup Company, a global food company, since May 2018. Director of Campbell Soup Company since 2016. Retired President and Chief Executive Officer (2011-2016) of AB Electrolux, a manufacturer of major home appliances. Previously, Chief Operations Officer Major Appliances of AB Electrolux (2009-2010).
Experience: Mr. McLoughlin is an acting and former CEO of large international businesses and has experience and expertise in international business, operations, selling to large retail stores, marketing, strategy development, and organizational and human resources matters. His prior work experience includes general management responsibilities in an international consumer goods company. His experience as head of an original equipment manufacturing business and managing consumer goods in international markets enables him to provide useful insights to other directors and management on issues concerning sales, marketing and operations.
Education: Mr. McLoughlin earned a B.S. in Engineering from the United States Military Academy and attended a training program for directors of public companies titled “Corporate Governance Essentials for Directors” sponsored by the Wharton School of the University of Pennsylvania.
Committees: Mr. McLoughlin is Chair of the company’s Nominating & Governance Committee and also a member of its Executive Committee. Effective as of October 1, 2018, Mr. McLoughlin will serve on the company's Finance Committee and Nominating & Governance Committee.
2007

HENRIK C. SLIPSAGER, 63
Positions: Retired President, Chief Executive Officer and Director (2000-2015) of ABM Industries, Inc., a leading provider of integrated facility solutions.
Experience: Mr. Slipsager is a former CEO and has experience and expertise in finance, international business, operations, executive compensation, strategy development, and organizational and human resource matters. Mr. Slipsager previously served as a chief financial officer of another company. Mr. Slipsager’s experience in making strategic acquisitions and managing a diversified business and a finance organization enable him to provide valuable perspectives regarding strategy and operations.
Education: Mr. Slipsager earned an M.B.A. degree (equivalent) from the Business School of Copenhagen.
Committees: Mr. Slipsager currently serves on the Nominating & Governance Committee and the Audit Committee of Briggs & Stratton. Effective as of October 1, 2018, he will assume the role of Chair of the Nominating & Governance Committee and will continue to serve on the Audit Committee. He has been designated as an audit committee financial expert by the Board of Directors.
2012

BRIAN C. WALKER, 56
Positions: Retired President, Chief Executive Officer and Director (2004-2018) of Herman Miller, Inc., a global provider of office furniture and services. Director of Universal Forest Products, Inc.
Experience: Mr. Walker is a former CEO of a public company, which is an international original equipment manufacturer, and has experience and expertise in finance, international business, executive compensation, strategy development, and organizational and human resource matters. Mr. Walker has been a certified public accountant, previously served as chief operating officer and chief financial officer of Herman Miller, Inc. and was previously a member of the Detroit Board of Directors of the Federal Reserve Bank of Chicago. Mr. Walker’s experience enables him to make valuable contributions to Board discussions concerning the company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters enhance his committee participation.
Education: Mr. Walker earned a B.S. in Accounting from Michigan State University.
Committees: Mr. Walker serves as Chair of the Compensation Committee and as a member of the Finance and Executive Committees. Mr. Walker also serves as the lead independent director of Briggs & Stratton’s Board of Directors.
2002

OTHER CORPORATE GOVERNANCE MATTERS
The Board of Directors is responsible for overseeing the affairs of the company for the benefit of shareholders. The Board has approved charters for the Audit, Compensation, Finance and Nominating & Governance Committees that are reviewed annually by each committee, corporate governance guidelines, an integrity manual (a code of business conduct and ethics applicable to all directors, officers and employees), standards for determining the independence of directors, and stock ownership guidelines. These documents are available in the Investor Relations section of the company’s website (www.basco.com). Printed copies are available upon request to the Corporate Secretary.
Director Selection Criteria
The Nominating & Governance Committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board of Directors. Nominees must meet the following minimum criteria:

•	A strong commitment to integrity

•	Common sense and good judgment

•	Relevant professional or business knowledge

•	A record of accomplishment in prior positions

•	The time and interest to attend and participate in Board meetings and serve on Board committees

In addition to the minimum criteria listed above and director independence considerations, the Nominating & Governance Committee has identified the following 12 desired criteria with respect to the experience, qualifications, attributes and skills of directors and director nominees. These criteria, which are considered in the context of the Board of Directors as a whole and which the Committee may modify from time to time to accommodate the evolving nature of the company’s business and external environment, are:

1.	Significant chief executive officer experience

2.	Financial and accounting skills and experience, including at least one member with the ability to qualify as an “audit committee financial expert” under Securities and Exchange Commission requirements

3.	International experience with an understanding of conducting business on a global scale

4.	Relevant operations background

5.	Expertise involving the design and/or management of executive compensation plans and programs

6.	Legal and regulatory expertise

7.	Significant experience at, or working with, big box retailers and/or the retail channel

8.	In-depth knowledge and significant practical experience in marketing and branding

9.	Diversity, including with respect to age, gender and ethnicity

10.	Significant experience developing and implementing successful business strategies

11.	Considerable organizational and human resources experience or expertise, including an understanding of benefit plans and experience managing succession planning and leadership development

12.	Expertise or experience in mergers and acquisitions activities

Director Selection Procedures
The Nominating & Governance Committee selects director nominees in accordance with a procedure by which it:

•	Reviews the experience, qualifications, attributes and skills of existing Board members

•	Determines the experience, qualifications, attributes and skills desired in new director(s)

•	Solicits suggestions from the Chief Executive Officer and directors on potential candidates

•	Considers candidates recommended by shareholders

•	Retains a search consultant as needed to identify candidates

•	Evaluates the experience, qualifications, attributes and skills of all candidates recommended for consideration

•	Contacts the preferred candidate(s) to assess their interest

•	Interviews the preferred candidate(s) to assess their experience, qualifications, attributes and skills

•	Recommends candidate(s) for consideration by the Board
Since Mr. Humphrey was not eligible to be re-nominated for election as a director at the 2018 annual meeting due to the Bylaw restriction prohibiting a director's service beyond the annual meeting following attainment of age 72, the Committee commenced a search for a new director during 2018 and followed the procedures discussed above. The Committee began by analyzing the existing directors' experience, qualifications, attributes and skills against the criteria listed above. This resulted in the development of a new director profile that the Committee then shared with Korn Ferry International ("Korn Ferry"), a global consulting firm that specializes in director searches. Korn Ferry, which was paid a fee for its services, vetted numerous potential candidates for consideration by the Committee, including Ms. Greenstein. Following personal interviews of several such candidates by Committee members, the Committee recommended and the Board of Directors approved an expansion in the size of the Board to 10 directors in August 2018 and also elected Ms. Greenstein as a Class of 2018 director to fill the resulting vacancy. The Board also approved a reduction in the size of the Board to nine members upon Mr. Humphrey's retirement.
As noted previously, the Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Corporate Secretary of the company and state the shareholder’s name and address, the name and address of the candidate, and the experience, qualifications, attributes and skills of the candidate. Recommendations must be received no later than May 10, 2019, to be considered for nomination by the company at the 2019 annual meeting. The direct nomination of a director by a shareholder must be made in accordance with the advance written notice requirements of the company’s Bylaws. A copy of the Bylaws may be obtained from the company’s Corporate Secretary. Direct nominations must be received by the Corporate Secretary no earlier than June 29, 2019, and no later than July 24, 2019, for consideration at the 2019 annual meeting.
Director Independence
A majority of directors must meet the criteria for independence established by the Board in accordance with the rules of the New York Stock Exchange (the “NYSE”). A director will not qualify as independent unless the Board determines that the director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. On the recommendation of the Nominating & Governance Committee, the Board has adopted the following categorical standards to form the basis for the Board’s independence determinations.

•
The Board makes determinations of director independence based on all relevant facts and circumstances concerning a director’s relationships with the company, including commercial, banking, consulting, charitable and family relationships. The Board shall not consider a director to be independent if the director has a relationship with the company that prevents independence under NYSE rules.

•
The following commercial and charitable relationships will be considered to be immaterial relationships that do not impair a director’s independence: (1) the director or an immediate family member is an officer, employee, partner or significant owner of a company or organization that makes payments to, or receives payments from, Briggs & Stratton for property or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues, and (2) the director is an officer, director or trustee of a charitable organization which receives contributions from Briggs & Stratton and the Briggs & Stratton Corporation Foundation, Inc. that aggregate less than the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues in any single fiscal year out of the preceding three fiscal years.

In August 2018, the Nominating & Governance Committee and the Board evaluated the relationships between each director and the company and determined that Msses. Greenstein and Kampling and Messrs. Hennion, Humphrey, Jaehnert, McLoughlin, Slipsager, Story and Walker are independent. Mr. Teske, the company’s Chairman, President and Chief Executive Officer, is not an independent director.
Leadership Structure
The Board believes it is important to maintain flexibility to choose the leadership structure that is best able to meet the needs of the company and its shareholders based on circumstances that exist at the time and the qualifications of available individuals.
The Chairman of the Board is Mr. Teske, who also serves as President and CEO of the company. The Board currently believes that the company and its shareholders are best served by having Mr. Teske fill both the Chairman and CEO positions. He is most familiar with the business and its challenges, and is best situated to set agendas and lead discussions in Board meetings on matters affecting the company’s business. Mr. Teske has been with the company since 1996 and has served as President and CEO since 2010; as a result, he has extensive knowledge of the company’s strategy, operations and financial condition, which positions him to best identify matters for Board review and discussion. In addition, the combined role of Chairman and CEO centralizes leadership in one individual. This circumstance prevents ambiguity about accountability and the possibility that two leaders might communicate different messages.
The lead independent director is Mr. Walker. He was selected by the Board based on his years of experience as the CEO of another public company, as a director of Briggs & Stratton and another public company, and as a member of several of the Board’s committees. The lead independent director (1) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors, (2) serves as liaison between the Chairman and the independent directors, (3) approves information sent to the Board, (4) approves meeting agendas for the Board, (5) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, (6) has authority to call meetings of the independent directors, and (7) if requested by major shareholders, ensures that he is available for consultation and direct communications.
The current chairs of the Audit, Compensation, Finance and Nominating & Governance Committees are, respectively, Ms. Kampling and Messrs. Walker, Story and McLoughlin. Effective as

of October 1, 2018, Mr. Slipsager will become chair of the Nominating & Governance Committee. Each chair was selected because he or she is independent, has served as a member of the Board for a substantial number of years, and has expertise in areas related to the subject matter of the Committee he or she chairs. Committee chairs, as well as Committee members, are nominated by the Nominating & Governance Committee and appointed by the Board. The Executive Committee has no chair. Its ex officio members are the CEO and the chairs of the Audit, Compensation, Finance and Nominating & Governance Committees.
The Board conducts and discusses a self-evaluation of its performance each year. The Board also periodically reviews and modifies, as deemed appropriate, the process it uses to conduct its self-evaluation. The current process requires the Board to evaluate itself annually and outlines methods for obtaining feedback (including as to when an outside consultant will be used), full Board discussion and individual input to directors.
Board Oversight of Risk
The Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the company with respect to its strategy, operations, financial reporting and legal compliance. Every six months, and more frequently if required or desired, the Board reviews the company's strategy with management and the Finance Committee reviews a list of key risks affecting strategy, operations, reporting and compliance, the status of those risks, and how those risks are being managed.
Periodically throughout the year, the Committees to which the Board has delegated responsibility devote part of their regular meetings to the review and discussion of specific risk topics in greater detail, and each Committee reports on its activities to the full Board at each regular meeting of the Board. More specifically:

•
The Audit Committee oversees the company’s risk policies and processes relating to financial statements, financial reporting and legal compliance. As part of its risk oversight role, the Committee receives periodic reports from the company’s Director of Internal Audit, its Director of Global Compliance and its General Counsel, receives an annual and other reports on the status of the company’s Global Compliance and Integrity Programs from its Director of Global Compliance, and receives periodic reports on any complaint reported under the Integrity Program concerning an accounting, internal accounting control or auditing matter. The Audit Committee also annually reviews the company's information technology ("IT") strategic plan with the company's Chief Information Officer, which plan covers the company's approach to IT controls, risk and compliance, and security, among other things.

•
The Compensation Committee oversees risks associated with the company’s management succession plan and compensation structure. It reviews the management succession plan annually, and periodically engages an independent compensation consultant to review and make recommendations concerning the structure of executive compensation. Each year, the Committee also reviews a report on compensation-related risk prepared by the company’s internal audit staff.

•
The Finance Committee reviews the company’s insurance and risk management programs, including programs designed to address financial risk such as the use of hedging and derivatives. The Finance Committee also regularly reviews matters relating to cybersecurity and data security, as well as the company’s policies regarding credit, liquidity and capital structure.

•
The Nominating & Governance Committee oversees risks related to the company’s governance structure. The Committee also receives an annual report on the Integrity Program from the company's Director of Global Compliance.

Board Meetings
The Board has regularly-scheduled quarterly meetings, each of which ends with the independent directors of the Board meeting in executive session, and special meetings. The Chairman of the Board presides at the regularly-scheduled Board meetings and special meetings, and the lead independent director presides at the executive sessions. In fiscal 2018, the Board held four regular meetings, four executive sessions of independent directors and no special meetings.
Meeting Attendance
Directors are expected to attend the annual meeting of shareholders and all regularly-scheduled Board and Committee meetings. All directors serving at the time attended the October 2017 annual meeting of shareholders and all directors attended at least 75% of all meetings of the Board and the Committee(s) on which he or she served during fiscal 2018.
Board Committees
The Board has established five Committees to assist it in fulfilling its responsibilities. Members of the Executive Committee are the CEO and the chairs of each of the four standing Committees. Members of the other Committees are nominated by the Nominating & Governance Committee and appointed by the Board.
Audit Committee
The Audit Committee is currently composed of Ms. Kampling (Chair) and Messrs. Jaehnert and Slipsager. Effective as of October 1, 2018, Mr. Hennion will join the Audit Committee as well. Each current and future member of the Committee has been determined by the Board to be independent under the rules of the SEC and the NYSE and to be an audit committee financial expert under SEC rules. The Committee held eight meetings during fiscal 2018.
The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the company’s financial statements and review with the independent accountants the audited financial statements and their report, (2) retain independent public accountants to audit the company’s books and accounts, (3) oversee the independence and performance of the company’s internal and external auditors, (4) review and approve non-audit services performed by the independent public accountants, (5) review the accountants’ recommendations on accounting policies and internal controls, (6) review internal accounting and auditing procedures, including internal controls, the company’s internal audit function and the monitoring of related party transactions, and (7) monitor the company’s compliance with legal and regulatory requirements, including compliance by and the grant of any waivers to directors, officers and employees with respect to the company’s code of business conduct and ethics. The Committee may delegate pre-approval authority concerning audit and non-audit services to the Chair of the Committee, which if exercised shall be reported to the Committee at its next scheduled meeting. The Committee conducts an evaluation of its performance annually.

Compensation Committee
The Compensation Committee is currently composed of Messrs. Walker (Chair), Hennion, Humphrey and Story. Effective as of October 1, 2018, the Compensation Committee will be composed of Messrs. Walker (Chair), Hennion, Story and Humphrey (until his retirement as of the annual meeting) and Ms. Kampling. Each current and future member of the Committee has been determined by the Board to be independent under the rules of the NYSE and the SEC. The Committee held six meetings during fiscal 2018.
The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation, (2) retains and oversees the work of compensation consultants, legal counsel and other advisors and annually assesses the independence of any compensation consultant, (3) reviews and sets the salaries of all other elected officers, (4) reviews and approves employment agreements with elected officers, (5) reviews and recommends to the Board the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees, (6) administers the company’s incentive compensation plans for senior executives, (7) periodically reviews the structure of executive compensation and makes recommendations to the Board as required to maintain the alignment of compensation with the company’s strategy and mitigate compensation-based risk, (8) reviews the company’s management succession plan, (9) reviews and recommends to the Board the compensation of directors, and (10) prepares an annual report on executive compensation for inclusion in the proxy statement. The Committee conducts an evaluation of its performance annually.
The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant. The Committee assessed the independence of Meridian during fiscal 2018 and does not believe that the work of Meridian has given rise to any conflict of interest under SEC or NYSE rules.
The Committee periodically reviews director compensation with its compensation consultant. The Committee makes recommendations to the Board based on data provided by its compensation consultant and recommendations from the consultant and the CEO. An explanation of the compensation provided to nonemployee directors is located below in “Director Compensation.”
Finance Committee
The Finance Committee is currently composed of Messrs. Story (Chair), Jaehnert and Walker and Ms. Kampling. Effective as of October 1, 2018, the Finance Committee will be composed of Messrs. Story (Chair), McLoughlin and Walker, and Ms. Greenstein. Each current and future member of the Committee has been determined by the Board to be independent under the rules of the NYSE. The Committee held four meetings during fiscal 2018.
The Finance Committee (1) reviews the capital structure of the company and its subsidiaries, and approves the establishment of direct subsidiaries, (2) reviews the company’s financial plan and treasury operations, (3) oversees the company’s usage of swap transactions, (4) reviews significant tax matters, (5) reviews the company’s annual operating plan, approves capital expense budgets, and reviews and approves banking and borrowing relationships, (6) oversees the company’s policies on dividends and share repurchases, (7) reviews the company’s insurance and risk management programs, (8) reviews the financial terms of investments, acquisitions and divestitures, and (9) monitors the financial condition of the company’s retirement plans and recommends to the Board the appointment of members of plan committees. The Committee conducts an evaluation of its performance annually.

Nominating & Governance Committee
The Nominating & Governance Committee is currently composed of Messrs. McLoughlin (Chair), Hennion, Humphrey and Slipsager. Effective as of October 1, 2018, the Nominating & Governance Committee will be composed of Messrs. Slipsager (Chair), Jaehnert, McLoughlin and Humphrey (until his retirement as of the annual meeting), and Ms. Greenstein. Each current and future member has been determined by the Board to be independent under the rules of the NYSE. The Committee held five meetings during fiscal 2018.
The Nominating & Governance Committee (1) proposes to the Board a slate of nominees for election by the shareholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board size or composition requirements, (2) reviews candidates recommended by shareholders for election to the Board, (3) develops plans regarding the size and composition of both the Board and committees, (4) oversees the orientation program for new directors and periodically reviews and informs the Board concerning director education opportunities, (5) reviews and recommends guidelines and procedures to be used in evaluating the performance of the Board and individual directors, (6) identifies, reviews the qualifications of and recommends the individual to be designated as lead independent director, (7) administers the process for evaluating CEO performance and oversees the process for electing and evaluating officers, (8) periodically reviews the company’s directors and officers liability insurance, and (9) monitors and makes recommendations to the Board concerning corporate governance matters. The Committee conducts an evaluation of its performance annually.
Executive Committee
The Executive Committee is currently composed of Ms. Kampling and Messrs. McLoughlin, Story, Walker and Teske. Effective as of October 1, 2018, the Executive Committee will be composed of Ms. Kampling and Messrs. Slipsager, Story, Walker and Teske. The Committee is authorized to exercise the authority of the Board in the management of the business and the affairs of the company between meetings of the Board, except as provided in the Bylaws. The Committee held four meetings during fiscal 2018.
Communication with Directors
The Board has established a process for shareholders and other interested parties to communicate with the Board, its non-management directors as a group or its lead independent director. Such communications should be addressed to the Chief Financial Officer of the company, who will involve the Chief Executive Officer, the lead independent director and other Board members in accordance with the established protocol.
Stock Ownership Guidelines
Nonemployee directors are required to hold shares of the company’s common stock with a value equal to five times the annual cash retainer paid to the director. Directors whose holdings are below this amount satisfy the guidelines by deferring their annual stock grants until retirement from the Board of Directors. Compensation for serving as the lead independent director, a committee chair or a committee member is excluded. The guidelines also prohibit hedging and pledging transactions involving the company's stock. All directors are in compliance with the procedural requirements of the guidelines and seven of the nine non-employee directors currently hold the required amount of shares. The company expects that Ms. Greenstein and Mr. Hennion, who joined the Board in 2018 and 2015, respectively, will hold the required amount of shares in the future.

DIRECTOR COMPENSATION
The compensation paid to directors is reviewed periodically based on a market analysis prepared by Meridian in which the company’s cash and equity compensation practices are assessed against those of the companies comprising the peer group described in the “Compensation Discussion and Analysis” below under the heading “Executive Compensation Program – Comparator Group,” excluding companies that are no longer public. In August 2017, Meridian presented an analysis that indicated the total average compensation paid to Briggs & Stratton directors during fiscal 2017 was positioned at the 18th percentile, 11% below the median of the peer group, with the mix of compensation between cash and stock generally consistent with the peer group. The compensation paid by the company to its lead director and Committee chairs other than the chair of the Compensation Committee were at the median. The compensation paid to the chair of the Compensation Committee was below the median.
After considering Meridian's input, the Compensation Committee recommended changes in the company's director compensation program to the Board to align the company's total average compensation with the median of the peer group in order to ensure that the company is well-positioned to attract and retain qualified director candidates. The Board approved those changes at its October 2017 meeting. Accordingly, effective as of January 1, 2018, the annual retainer for each nonemployee director of the company is $200,000, of which $90,000 is paid in cash and $110,000 is paid in the company’s common stock. In addition, the lead independent director receives $25,000 in cash, the chairs of the Audit and Compensation Committees each receive $15,000 in cash, the chairs of the Finance and Nominating & Governance Committees each receive $10,000 in cash, and each member of the Audit Committee receives $5,000 in cash. Prior to January 1, 2018, the annual retainer was $180,000 (the cash component of the annual retainer was $85,000 and the equity component was $95,000) and the fee paid to the chair of the Compensation Committee was $10,000.
The stock and cash payable to directors is subject to the terms and conditions of the Deferred Compensation Plan for Directors, which provides for the following:

•	Cash compensation:

•	May be deferred at the election of the director into common share units.

•
Deferred amounts are distributed in cash or stock, at the election of the director, in a single lump sum or installments following separation from service or an earlier designated date, in accordance with the director’s deferral election.

•	Stock compensation:

•
If the director does not satisfy the stock ownership guidelines as of the November 30 preceding the grant date, the stock is automatically deferred and distributed following the director’s separation from service.

•	If the director satisfies the stock ownership guidelines as of the November 30 preceding the grant date, the stock is distributed one year after grant unless a deferral election is made.

•	Dividends are credited to the director’s account balances and converted into additional common share units or common stock, as applicable.
Nonemployee directors are provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on company business. Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company’s business. Each such director may purchase at retail up to $10,000 annually of company products and products powered by the company’s engines. The company reimburses directors for the purchase price of these products. The amount of the reimbursement is included in the director’s taxable income.
The following table shows the compensation paid by the company in fiscal 2018 to each nonemployee director. Ms. Greenstein is not included in the table because she was not appointed as a director until fiscal 2019.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($) (a)	($) (b)	($) (c)	($) (d)
J.R. Hennion	87,500	95,000	1,682	184,182
J.E. Humphrey	87,500	95,000	8,786	191,286
F.M. Jaehnert	92,500	95,000	3,208	190,708
P.L. Kampling	107,500	95,000	3,373	205,873
K.R. McLoughlin	97,500	95,000	10,701	203,201
H.C. Slipsager	92,500	95,000	0	187,500
C.I. Story	97,500	95,000	0	192,500
B.C. Walker	125,000	95,000	0	220,000
Column (a): In fiscal 2018, Ms. Kampling elected to defer $81,250 of cash compensation into common share units in accordance with the Deferred Compensation Plan for Directors.
Column (b): Each nonemployee director is granted common stock that is credited to the director’s account in the Deferred Compensation Plan for Directors, as described above. Directors held the following shares of common stock under the Plan at the end of fiscal 2018: Mr. Hennion 14,605 shares, Mr. Humphrey 34,783 shares, Mr. Jaehnert 19,127 shares, Ms. Kampling 34,616 shares, Mr. McLoughlin 38,613 shares, Mr. Slipsager 23,624 shares, Mr. Story 45,207 shares, and Mr. Walker 54,632 shares.
Column (c): Includes payments made to each director in the fiscal year to reimburse the purchase of company products. These amounts may exceed the $10,000 calendar year limit due to the difference between the fiscal year and the calendar year.

III.    EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors during fiscal 2018 consisted of the four directors listed below, each of whom was determined by the Board to be independent under the rules of the NYSE.
Management of the company prepared the following Compensation Discussion and Analysis (“CD&A”) for fiscal 2018 for review by the Committee and the Board of Directors.
Based on such review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.
Brian C. Walker, Chairman
Jeffrey R. Hennion
James E. Humphrey
Charles I. Story
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis that follows is intended to provide shareholders with an understanding of the objectives of the company’s compensation policies and practices applicable to the Chief Executive Officer and other executives named in the Summary Compensation Table (the “named executive officers”). In addition to Mr. Teske (Chairman, President & Chief Executive Officer), the other named executive officers for fiscal 2018 are Mr. Schwertfeger (Senior Vice President and Chief Financial Officer), Mr. Rodgers (Senior Vice President and President - Engines Group), Mr. Reitman (Senior Vice President and President - Global Support) and Ms. Buono (Vice President, General Counsel and Corporate Secretary).
Executive Summary
The principal objectives underlying the company’s compensation program for its named executive officers are to:

•	Attract and retain executives who perform at a high level and are important to the continued success of the company
•Link cash awards to achievement of the company’s annual and long range plans

•	Provide strong financial incentives for named executive officers to increase shareholder value over the long term at reasonable cost to the shareholders
To accomplish these objectives, the company has developed a program that combines traditional cash compensation with incentive-based and retention-focused elements. Components of the program include:

•	Annual salaries

•	Cash incentive awards

•	Long-term incentive awards

•	Retirement and deferred compensation plans

•	Employment and change of control agreements and benefits

In making its decisions, the Compensation Committee adheres to the belief that a significant portion of the named executive officers’ total compensation should be performance-based. Total compensation for this purpose includes the named executive officer’s base salary, annual target cash incentives and long-term incentives. In fiscal 2018, 25% of Mr. Teske’s total paid compensation was based on company-wide performance measures (versus a target of 63% if incentives paid out at target). The percentages for the other named executive officers were: Mr. Schwertfeger 15%, Mr. Rodgers 16%, Mr. Reitman 15% and Ms. Buono 11%, versus targets of 47%, 48%, 45% and 44%, respectively.
The company also recognizes that its compensation package must be in line with “market.” For that reason, the company benchmarks target total compensation for the named executive officers against the compensation practices of a comparator group of companies that generally reflects the industrial and consumer segments with which the company competes for executive talent.
Company Performance
It is important to understand the performance of the company and of the named executive officers during fiscal 2018 in order to assess the appropriateness and effectiveness of the company’s fiscal 2018 compensation program.

•
Fiscal 2018 highlights included record commercial sales, significant progress on the company’s business optimization initiatives, and increasingly efficient operations. While the company encountered some temporary, significant headwinds in the second half of the year, its financial results demonstrated the success of its diversification and optimization strategies.

•
Fiscal 2018 net sales were $1.88 billion, up $95.2 million, or 5.3%, from the prior year’s net sales of $1.79 billion. The company’s commercial product sales were $505 million, a new record and 16% higher than in fiscal 2017.

•
The company recorded a net loss in fiscal 2018 of $11.3 million on a GAAP (as defined below) basis, compared to net income in fiscal 2017 of $56.7 million. The company’s GAAP results included business optimization charges, pension settlement charges, senior note repurchase premiums, and the impact of implementing U.S. tax reform. Excluding such items, the company’s adjusted net income, which is a non-GAAP financial measure, was $55.8 million.

•
Engines segment net sales of $1.1 billion decreased by $32.5 million, or 3.0%, compared to fiscal 2017 net sales. The decrease was primarily due to certain channel partners decreasing their orders in response to the delayed start of spring weather, reductions in channel inventory in advance of anticipated brand transitions next season in the United States and inventory reductions by channel partners in Europe in advance of new emissions requirements that become applicable in calendar 2019. Higher sales of Vanguard™ commercial engines as well as higher pricing year-over-year partially offset the decrease.

•
Products segment net sales of $904.0 million increased by $125.6 million, or 16.1%, compared to fiscal 2017 net sales of $778.4 million. The increase was primarily due to higher sales of commercial lawn and garden equipment, job site equipment and generators.

•
As noted, fiscal 2018 brought certain challenges, including a delayed mowing season caused by a prolonged cold and wet spring, inventory reductions taken by channel partners in anticipation of brand transitions in the United States and new emissions regulations in Europe. Despite these challenges, the company continued to execute on its strategies of diversifying its business into higher growth, higher return product categories and maximizing efficiencies.

•	Several new products were launched in fiscal 2018, most notably:

•
The 6.5 gross horsepower Vanguard® 200, the first in a new line of single-cylinder horizontal shaft commercial gasoline engines built from the ground up based on customer input and designed to address key areas of performance critical to improving overall productivity, including superior cold weather starting, lower noise and vibration, and improved maintenance intervals, service and support, and total cost of ownership.

•
Stand-on commercial spreader/sprayers for fertilizer and pesticide-herbicide lawn applications on mid- to large-sized residential and commercial properties, through an acquisition of the Ground Logic® product line.

•
InfoHub™, a company-developed and brand agnostic “Internet of Things” device and web-based platform that enables commercial landscapers to better manage their businesses by tracking crew and equipment and optimizing scheduling and routes, allowing them to drive efficiency and bid more profitability.

•	CO Guard™ Carbon Monoxide Shutdown technology for portable generators, which is designed to shut off the generator if harmful levels of CO accumulate in the generator's operating area.

•	The Night-LightTM E-Series Light Tower, which is geared toward special event rental applications and has multi-directional forklift pockets and the ability to withstand 50 mph winds.

•
The company also made substantial progress on several business optimization initiatives designed to drive efficiencies and expand capacity in commercial engines and cutting equipment. Among them, Ferris® commercial mower production commenced at the company’s new, state-of-the-art production facility in Sherill, New York. The company completed preparations to build Vanguard™ commercial engines at its plants in Georgia and Alabama, where production commenced in July 2018. Also in July 2018, the company’s enterprise resource planning ("ERP") upgrade went live, which is intended to streamline company processes to improve efficiencies.

•
The company generated cash from operations of $92.7 million and returned $34.3 million to shareholders by paying $24.0 million in dividends and repurchasing $10.3 million of common stock under the company’s share repurchase program. The company’s capital structure was strengthened by a $30 million voluntary pension plan contribution and the repurchase of approximately $22.3 million of its high yield senior notes. The company also invested $103 million in capital expenditures, primarily to fund its business optimization initiatives.

•
Briggs Value Added (“BVA”), the company’s measurement tool that drives annual cash incentive compensation, was $37.3 million for fiscal 2018, resulting in annual incentives paid at 36% of target. BVA is operating income of the company, or a division or plant where applicable, less a capital charge.

•
Cumulative operating income over the three-year performance period consisting of fiscal years 2016, 2017 and 2018 equaled $262.7 million, resulting in no payout under the performance share unit awards ("PSUs") granted in fiscal 2016.

The adjusted net income measure used in the summary of company performance above is a financial measure that is not based on Generally Accepted Accounting Principles (“GAAP”), which the company uses to prepare its financial statements. The company believes that the use of this measure when comparing the company’s financial performance for fiscal 2018 to fiscal 2017 aids investors in understanding the magnitude of the change in earnings between fiscal years due to recurring operations. The inclusion of a non-GAAP financial measure is intended to supplement, not replace, the presentation of financial results in accordance with GAAP. The following table reconciles the GAAP measure of net income (loss) to the non-GAAP measure of adjusted net income.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In Millions)

	2018	2017
Net Income	$(11.3)	$56.7
Tax effected charges to reported net income:
Business Optimization Charges	14.8	-
Pension Settlement Charges	29.6	-
Tax Reform Charge	21.1	-
Premiums on Early Bond Repurchases	1.6	-
Adjusted Net Income	$55.8	$56.7
Executive Performance
Executive performance highlights during fiscal 2018 included the following:
Mr. Teske drove the company’s continued focus on product innovation, diversification and business optimization efforts. Through his leadership, the company had record commercial sales in fiscal 2018, grew its generator sales as well, and began to bring to fruition key investments aimed at driving efficiencies and expanding commercial cutting capacity.
Mr. Schwertfeger oversaw the company’s ERP system upgrade, leading to a successful go-live in July 2018. He also continued to effectively manage the company’s disciplined and balanced capital strategy focused on investing in the business to accelerate the company’s strategy and returning cash to shareholders in the form of dividends and share repurchases.
Mr. Rodgers led the Engines Group's continued innovation efforts, highlighted by the launch of the 6.5 gross horsepower Vanguard® 200 engine, as discussed above. He also drove market penetration into higher margin commercial engine applications and execution of the company's on-shoring of commercial engines.
Mr. Reitman continued to oversee the company’s “Internet of Things” strategy, including its launch of InfoHub™, as discussed above. He also spearheaded planning for the company’s North American warehouse consolidation which is designed to increase efficiencies and accessibility.
Ms. Buono oversaw continued enhancement of the company’s Integrity Program, its ongoing product compliance activities and initiatives, and other legal services required to support the company’s businesses.  She also continued to effectively serve the Board of Directors in her role as Corporate Secretary.
Executive Compensation Program
At the 2017 annual meeting, shareholders approved the advisory vote on executive compensation. Of the votes cast, over 93% approved the compensation awarded to the named executive officers. The Compensation Committee believes the support for the say-on-pay vote affirmed its philosophy and approach to executive compensation, which it continued when administrating the company’s compensation programs and making related decisions for fiscal 2018.
Comparator Group
In the course of carrying out its duties, the Compensation Committee reviews a market analysis of executive officer compensation prepared by Meridian every other year that compares the company’s compensation practices to those of selected peer companies, as well as market trend updates periodically provided by Meridian. The comparator group referenced by the Compensation Committee for its fiscal 2018 compensation decisions was composed of the following companies:

Andersen Corporation
A.O. Smith Corporation
Armstrong World Industries, Inc.
Brady Corporation
Chart Industries, Inc.
Donaldson Company, Inc.
Fortune Brands Home & Security Inc.
Harley-Davidson, Inc.
Herman Miller, Inc.
IDEX Corporation
ITT Corporation
John Bean Technologies Corporation
Johns Manville Corporation
Joy Global Inc.

Lennox International Inc.
Martin Marietta Materials, Inc.
Mueller Water Products, Inc.
Nordson Corporation
Pella Corporation
Polaris Industries Inc.
Simpson Manufacturing Co., Inc.
Snap-on Incorporated
SPX Corporation
The Timken Company
USG Corporation
Valmont Industries, Inc.
Vulcan Materials Company
Woodward Inc.

These companies represent firms that are geographically proximate and/or industrial in nature and with which the company believes it competes for executive talent. Annual revenues of the companies within the comparator group in August 2017 ranged from $869 million to $5.7 billion, with median revenues of $2.3 billion. The Committee periodically reviews the composition of the comparator group and will modify it as appropriate based on organizational or business changes at those companies. Most recently, the Committee made changes to the comparator group in April 2018 for purposes of determining fiscal 2019 compensation. Those changes resulted in the elimination of seven companies that had either been acquired, were engaged in notably different businesses or for which compensation information was no longer available to Meridian - A.O. Smith Corporation, Chart Industries, Inc., Joy Global Inc., Martin Marietta Materials, Inc., Polaris Industries Inc., SPX Corporation and Vulcan Materials Company. Six companies with revenue, operating margins and capital intensity within a reasonable range of the company were included in the comparator group in their place - American Woodmark Corporation, Apogee Enterprises, Inc., NCI Building Systems, Inc., Quanex Building Products Corporation, Steelcase, Inc. and Tennant Company. The annual revenues of the companies within the new comparator group ranged from $837 million to $5.6 billion, with median revenues of $2.2 billion.
The Committee evaluates the company’s executive officer compensation levels with reference to the 50th percentile of the comparator group. In general, it considers an executive officer’s total cash compensation (i.e., base salary plus target annual incentive) to be at "market" if it is within 10% of the 50th percentile and long-term incentive compensation to be at "market" if it is within 15% of the 50th percentile.
Annual Salaries
The Compensation Committee determines executive salaries based on the value of the job and the amount required to attract and retain key executives. The Committee generally targets annual salaries for company officers to be at market as described above, with individual salaries based on the level of responsibility and individual performance. The Committee reviews salaries at the beginning of each fiscal year and normally sets revised salaries effective September 1.
After reviewing and considering the results of Meridian’s August 2016 market analysis, including updates thereto discussed by Meridian with the Compensation Committee in August 2017, and evaluating the individual performance of each of the named executive officers, the Committee set annual salaries for the named executive officers effective September 1, 2017 as follows: Mr. Teske’s annual salary was increased by 3.0% to $963,000; Mr. Schwertfeger’s annual salary, which was significantly below market due to his relatively short tenure as Senior Vice President and Chief Financial Officer, was increased by 9.9% to $412,000; and the salaries for Messrs. Rodgers, Reitman and Ms. Buono were increased by 2.0% each, to $477,360, $400,860 and $418,200, respectively. As a result of these adjustments, Mr. Teske's salary was slightly above market, Mr. Schwertfeger's and Ms. Buono's salaries were at market, and the salaries of Messrs. Rodgers and Reitman remained significantly above market, a reflection of the market salary of his prior position as CFO in the case of Mr. Rodgers and of tenure with the company and scope of responsibilities in the case of Mr. Reitman.

Omnibus Incentive Plan
The company's fiscal 2018 incentive compensation for the named executive officers was administered by the Compensation Committee and granted under the 2014 Omnibus Incentive Plan (the "2014 Plan"). Since the 2017 annual meeting, grants have been made under the the 2017 Omnibus Incentive Plan (the "2017 Plan"), which was approved by the company's shareholders at that meeting. The 2017 Plan provides for a variety of awards, including stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), PSUs, performance units (“PUAs”) and other stock-based and cash-based awards, on substantially the same terms as the 2014 Plan. As used herein, the term "Omnibus Plan" denotes either the 2014 Plan or the 2017 Plan, depending on the context.
Cash Incentive Awards
The goal of the company’s Annual Incentive Plan (the “AIP”) is to further connect the named executive officers’ decision-making and rewards with the company’s objectives and strategic initiatives by:

•	Providing above-market award opportunities for superior performance

•	Placing a greater emphasis on combined company-wide, group and business unit results

•	Providing a consistent emphasis on performance throughout the company

•	Recognizing as appropriate individual and non-financial factors that contribute to success

•	Emphasizing teamwork and collaboration across all businesses and functions
To achieve these objectives, target annual cash incentive awards are tied to results that consist of financial and, in some cases, individual performance metrics. The financial metric, referred to as “Briggs Value Added” or “BVA,” measures operating income minus a capital charge on a company-wide, division or plant basis:

•
The operating income component of the BVA calculation equals income from operations as reported on the company’s financial statements for the plan year, adjusted for material non-recurring items approved by the Compensation Committee.

•	The capital component of the BVA calculation is based on the capital employed in the company’s businesses multiplied by a cost of capital rate approved by the Compensation Committee.
Each named executive officer’s opportunity for an annual cash incentive award is based on the named executive officer’s position, comparator group data and annual salary. Actual annual cash incentive awards can range from 0% to 200% of the named executive officer’s target award, determined by the “performance factor” associated with the level of BVA achieved. There are two caps on each cash award. As noted, one cap limits each cash award to 200% of the named executive officer’s target award. A second cap, stated in the Omnibus Plan, is $3.5 million. Once the cash awards are calculated and approved by the Compensation Committee, they are paid to the named executive officers in August.
Target cash incentive awards for the named executive officers were tied solely to company-wide BVA in fiscal 2018 and were intended to be comparable to opportunities customarily provided by other companies to executives having similar responsibilities. In furtherance of its continued commitment to ensuring that a significant portion of Mr. Teske's overall compensation is performance based, the Compensation Committee maintained a target cash incentive award for Mr. Teske of 110% of his annual salary, which was at market. Target cash incentive awards remained at 60% of annual salary for the other executives named in the Summary Compensation Table, other than Ms. Buono, whose target cash incentive award was increased from 45% to 50% of her annual salary. These targets resulted in Messrs. Schwertfeger and Rodgers and Ms. Buono being at market and Mr. Reitman being significantly above market, a reflection of his tenure with the company and scope of responsibilities.
In August 2017, the Committee established a company-wide fiscal 2018 BVA target of $52.6 million for purposes of the AIP, which was assigned a performance factor of 1.0 and would have resulted in a payout equal to 100% of each named executive officer’s target award. Company-wide BVA had to be greater than $28.6 million in fiscal 2018 in order for there to be a performance factor greater than zero (i.e., the threshold level). Though the fiscal 2018 BVA target was $0.3 million less than the fiscal 2017 BVA target of $52.9 million, it was $10.8 million more than actual fiscal 2017 BVA of $41.8 million, which the Committee considered to be a substantial improvement. The maximum company-wide BVA on which cash awards could have been paid in fiscal 2018 was $76.6 million, which was assigned a performance factor of 2.0 (i.e., a payout equal to 200% of the named executive officer’s target) and was considered a significant stretch.
The company’s actual BVA for fiscal 2018 was $37.3 million, producing a company performance factor of 0.36 under the AIP. The Committee made discretionary adjustments to the company’s financial results for purposes of the fiscal 2018 BVA calculation to exclude $20.9 million of charges associated with the company's business optimization initiatives which were not contemplated when the BVA target was set and a $41.2 million non-cash charge associated with a partial annuity buyout of the company's pension plan. Cash incentive awards actually paid to the named executive officers for fiscal 2018 performance based on this calculation were as follows: Mr. Teske $379,500, Mr. Schwertfeger $87,660, Mr. Rodgers $102,773, Mr. Reitman $86,303 and Ms. Buono $75,030.
Long-Term Incentive Awards
The goal of the company’s long-term incentive ("LTI") compensation program is to align the most substantial component of executive compensation to the creation of long-term shareholder value and the drivers of that value. In addition, the program is designed to retain key executive talent in a cyclical and competitive industry segment and to appropriately compensate company executives based on market compensation levels. To achieve these goals in fiscal 2018, each named executive officer received stock options, a restricted stock (or RSU) award and a PUA.
Stock option awards are intended to encourage a high performance focus and alignment of the named executive officers with the company’s shareholders since value is only realized if the stock price increases. A secondary benefit of stock options is that unvested options are generally forfeited if the named executive officer leaves the company. The purpose of restricted stock/RSU awards is also to strengthen the alignment of executives with shareholders, motivate shareholder value creation and preserve the value of the company. Similar to stock options, should the executive terminate his or her employment prior to the vesting of the restricted shares/RSUs, the award is generally forfeited, which provides a long-term retention benefit to the company. PUAs represent at-risk compensation that rewards the named executive officers for superior financial performance relative to target. The goal of PUAs is to incentivize the named executive officers to make decisions that improve operating income over a longer period of time, providing strong alignment with shareholders and promoting retention because unvested awards are generally forfeited if an executive terminates his or her employment.
The Compensation Committee's goal is to set the aggregate target value of each named executive officer’s LTI award at market as described in "Comparator Group" above. However, the Committee also considers other factors when setting the aggregate target value for the CEO, such as the CEO’s experience and performance, and for the other named executive officers, recommendations from the CEO. The Committee slightly increased Mr. Teske's aggregate LTI award target value in fiscal 2018 to underscore the goal of long-term shareholder value creation. This resulted in Mr. Teske remaining at market. It raised Mr. Schwertfeger's aggregate target, which was significantly below market last year, by 16.7% to move him closer to market. The aggregate target value was also increased in the cases of Messrs. Rodgers and Reitman and Ms. Buono, by 3.2%, 5.0% and 4.9%, respectively, resulting in Messrs. Rodgers and Reitman each being significantly above market and Ms. Buono being slightly below market, with such variability reflecting the relative tenures with the company of such named executive officers.
To derive the numbers of restricted shares/RSUs, stock options and PUAs each named executive officer received in fiscal 2018, the Compensation Committee apportioned the overall LTI target value for each named executive officer among the three types of incentives based in part on market data concerning the mix of LTI incentives provided by the companies in the comparator group. For the LTI award made in fiscal 2018 to Mr. Teske, 40% of the value was stock options, 30% was restricted stock and 30% was PUAs. For the LTI awards made to the other named executive officers, 40% of the value was restricted stock/RSUs, 30% was stock options and 30% was PUAs. The Committee believed this mix of LTI awards would encourage performance and alignment with the interests of shareholders, as awards are based on both absolute stock price growth and the achievement of operating results. Mr. Teske’s LTI award was more heavily weighted toward a combination of stock options and PUAs to amplify his value creation incentives.

The table below summarizes the total grant date value of the named executive officers’ fiscal 2018 awards and the apportionment among stock options, restricted stock (or RSUs) and PUAs, which the Committee approved in August 2017.
LONG-TERM INCENTIVE AWARDS IN FISCAL 2018
(In Thousands)

Name	Total Grant Date Value	Stock Options	Restricted/Deferred Stock	PUAs
T.J. Teske	$2,800	$1,120	$840	$840
M.A. Schwertfeger	525	157.5	210	157.5
D.J. Rodgers	650	195	260	195
W.H. Reitman	293	88	117	88
K.M. Buono	446	134	178	134
Stock Options. The number of stock options awarded to each named executive officer in fiscal 2018 was determined by dividing (i) the portion of the aggregate target value of the named executive officer’s LTI award allocated to stock options by the (ii) Black-Scholes value of an option on a share of the company’s common stock based on the closing share price of the company’s stock on the grant date. Each stock option had an exercise price of $20.47, which was equal to the fair market value of the company’s stock on the grant date calculated as the reported closing sales price on the NYSE on such date. The options generally vest on the third anniversary of their grant date and expire on the tenth anniversary of their grant date. However, the Committee may accelerate vesting in the case of death, disability, retirement or a change in control.
Restricted Stock/RSUs. The aggregate number of shares of restricted stock/RSUs awarded to each named executive officer in fiscal 2018 was determined by dividing (i) the portion of the aggregate target value of the named executive officer’s LTI award allocated to restricted stock/RSUs by (ii) the closing share price of the company’s stock on the date of grant. Such awards vest three years after the date of grant, except that the vesting date may be accelerated in the case of death, disability, retirement or a change in control. If a named executive resigns his or her employment prior to the earlier of retirement eligibility or the vesting date, the restricted stock/RSU is forfeited unless forfeiture is waived by the Committee. Cash dividends are paid on restricted stock during the vesting period and holders of RSUs are credited with additional RSUs in lieu of cash dividends.
PUA Grants. The target number of PUAs awarded to each named executive officer in fiscal 2018 equals the dollar value of the portion of the executive's aggregate target LTI award that is allocated to PUAs divided by $1. The fiscal 2018 grants of PUAs are subject to the attainment of performance goals related to the company’s operating income over a three-year performance period. The final number of earned PUAs can range from 0% to 200% of the target depending on actual performance against the pre-set operating income goals.
To achieve a payout at threshold (25% of target), the PUAs granted in fiscal 2018 require operating income over the three-year performance period to be at least $308.4 million. Operating income of $333.1 million over the three-year performance period would achieve a 100% payout and a payout at 200% of target would be achieved if the three-year operating income is equal to or greater than $359.0 million (which the Committee considered to be a significant stretch). Straight line interpolation is used to arrive at the payout percentage if the three-year operating income does not fall squarely at one of the three amounts. Generally, earned PUAs vest upon the Compensation Committee's certification as to the company's achievement of the pre-set performance goals, provided the Compensation Committee has the discretion to accelerate vesting in the event of death, disability, retirement, a change in control or achievement of the performance goals. PUAs are paid in cash at a rate of $1 for each PUA that is earned.
PSU Grants. Prior to fiscal 2017, the Compensation Committee awarded PSUs instead of PUAs. Like PUAs, the target number of PSUs awarded to each named executive officer was based on the portion of the aggregate target value of each named executive officer’s LTI award and was determined by dividing that amount by the closing share price of the company’s stock on the date of grant. All prior grants of PSUs are subject to the attainment of performance goals related to the company’s operating income over a three-year performance period. The final number of earned PSUs can range from 0% to 200% of the target depending on actual performance against the pre-set operating income goals. Dividends declared during the performance period are credited to the participants as additional PSUs subject to the same conditions as the underlying PSU award. Generally, the number of earned PSUs vest upon the Compensation Committee’s certification of the company’s performance relative to the pre-set performance goals. However, the Compensation Committee has the discretion to accelerate vesting in the case of death, disability, retirement, a change in control or achievement of the performance goals.
Adjustments to Existing PSUs and PUAs. In August 2018, the Committee approved adjustments to the company’s period-to-date financial results, as permitted, for purposes of its fiscal 2016 PSUs to include in operating income a portion of equity in earnings ($1.6 million) from the company’s investment in Power Distributors, LLC ("PD"), which resulted from the company’s loss of margin due to the shift from a dealer-direct model to a distributor model following the company’s contribution of certain distribution rights to PD. This accounting change was not anticipated at the time the fiscal 2016 PSU targets were set.
The Committee also acted in August 2018 to exclude $20.9 million of expense that was incurred in fiscal 2018 in connection with the company's business optimization initiatives from cumulative operating income for purposes of the fiscal 2016 PSUs, fiscal 2017 PUAs and fiscal 2018 PUAs, on the basis that such expenses were not contemplated when the cumulative operating income targets were set. In addition, consistent with past practice, the Committee reduced the company's cumulative operating income in fiscal 2018 for the fiscal 2017 and fiscal 2018 PUAs to reflect the amount of operating income that was projected to be achieved as a result of the company's December 2017 Ground Logic, Inc. product line acquisition, so that only operating income in excess of what management projected at the time of the acquisition counts toward cumulative operating income for purposes of those awards. Finally, the Committee adjusted the cumulative operating income calculation for the fiscal 2016, 2017 and 2018 awards to exclude a $41.2 million non-cash charge associated with a partial annuity buyout of the company's pension plan.
Vesting of Fiscal 2016 PSUs. Vesting of the PSUs granted in fiscal 2016 was based on cumulative operating income performance over fiscal years 2016, 2017 and 2018. Target performance under the PSUs was set at $360.5 million in cumulative operating income. To achieve a payout at threshold (25% of target), cumulative operating income of at least $315.2 million was required, and cumulative operating income of $395.3 million or more was required for a payout at maximum (200% of target). In August 2018, the Compensation Committee evaluated performance on the PSUs. Adjusted cumulative operating income for the three-year performance period was $262.7 million; therefore, no payouts were made under the fiscal 2016 PSUs.
Retirement and Deferred Compensation Plans
Named executive officers participate in two retirement plans (a defined benefit pension plan in which benefits were frozen as of the end of 2013 and a supplemental executive retirement plan), two deferred compensation plans (a tax-qualified 401(k) plan and a supplemental defined contribution plan), and an executive life insurance program. The supplemental plans and life insurance program provide enhanced benefits that are considered necessary to retain named executive officers and maintain aggregate compensation at competitive levels. The principal terms of these plans and program are described below.
Retirement Plans. The company has a defined benefit retirement plan covering officers and certain other employees under which benefits were frozen effective December 31, 2013. Non-bargaining unit employees located in Wisconsin and other regional plant locations receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years of compensation in the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service. Compensation taken into account in determining a pension includes salaries and cash awards. The amount of a pension is offset by 50% of Social Security payments. The Social Security offset is prorated if years of credited service are less than 30. Benefits under the plan were frozen on December 31, 2013.
Company officers also participate in an unfunded plan that supplements benefits under the retirement plan. The supplemental plan provides officers with an additional 0.5% of compensation per year of credited service over that presently payable under the retirement plan. In no event will a pension paid under the above-described plans exceed 70% of the employee’s average monthly compensation as calculated in determining pension benefits. A trust has been established for deposit of the aggregate present value of the benefits provided to officers under the supplemental retirement plan upon a change in control of the company.
Supplemental Defined Contribution Plan. Officers and key employees are eligible to participate in a nonqualified defined contribution plan that supplements the company’s 401(k) plan. In the 401(k) plan, a participant may defer up to 75% of his or her salary and cash award, subject to Internal Revenue Service limits. The employer matching contribution for such deferrals is 100% of the participant’s first 2% of contributions and 50% of the participant’s next 4% of contributions. Under the supplemental defined contribution plan, the company matching contribution is 50% of the participant’s deferrals or 4% of compensation, whichever is less.
The supplemental plan provides for automatic company contributions on behalf of newly-elected officers in the retirement plans. These company contributions are (i) an annual contribution of 3% of the participant’s salary and cash award and (ii) an annual contribution that increases over 20 years from 3% of the participant’s salary and cash award to 8% of the participant’s salary and cash award. The Board of Directors may also authorize a discretionary lump sum company contribution to the account of a participant.
The same investment elections are available with respect to account balances in the supplemental defined contribution plan as are available in the company’s 401(k) plan. Distributions are made in a single lump sum or up to10 annual installments beginning after the participant separates from employment with the company.
A trust has been established to fund the company’s liabilities to participants in the supplemental defined contribution plan. The assets of this trust as well as the separate trust for the supplemental retirement plan are subject to claims of the creditors of the company.
Employment and Change of Control Agreements and Other Benefits
Employment Agreements. Each named executive officer has a two-year employment agreement with the company. The agreement automatically extends for an additional year each January 1 unless either party gives a 30-day notice that the agreement will not be renewed.
Under each employment agreement, the covered named executive officer agrees to perform the duties that may be assigned by the company from time to time. The named executive officer also agrees for a period of two years following termination of employment for any reason to keep company information confidential, not to compete with the company and not to solicit the company’s employees for employment. The company agrees to pay the named executive officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees in comparable positions. In the event of a termination other than for cause, the officer’s salary and certain fringe benefits (but not cash awards or long-term incentive compensation) are continued for the remaining term of the agreement.
Change of Control Agreements. Each named executive officer has a change of control agreement with the company. The agreement becomes effective upon a defined change of control of Briggs & Stratton or if the officer’s employment is terminated upon or in anticipation of such a change of control, and automatically supersedes any existing employment agreement. A change of control is defined to mean the acquisition of 20% or more of the company’s voting securities by any person in certain circumstances, replacement of a majority of the directors of the company in certain circumstances, shareholder approval and consummation of certain mergers, or a liquidation or sale of the company’s assets.
The purpose of the change of control agreements is to ensure that in contemplating a potential change in ownership of the company the named executive officers are focused on the best interests of shareholders and not the potential impact on their employment. If during the employment term (three years from the change of control) the officer is terminated other than for cause or if the officer voluntarily terminates his or her employment for good reason or during a 30-day window period one year after a change of control, the officer is entitled to specified severance benefits. These benefits consist of:

(1)	a lump sum equal to the officer’s accrued salary and cash award for the current year, plus three times the officer’s current annual salary and highest annual cash award (which is the greater of the most recent annual cash award received by the officer and the average of the top three cash awards received by the officer over the past five years),

(2)	the present value of a three-year enhancement of service under the retirement plan and supplemental executive retirement plan,

(3)
continuation of benefits for three years after termination of employment under the company’s 401(k) plan, supplemental defined contribution and welfare benefit plans, including without limitation medical, prescription, dental, disability, salary continuance, employee life, group health, accidental death and travel insurance,

(4)	outplacement services selected by the officer,

(5)	any benefits the officer is eligible to receive under any other plan, program, policy, practice or contract of the company,

(6)	a “gross-up” payment that will reimburse the officer for any amounts paid under federal excise taxes, and

(7)
immediate vesting of all outstanding stock options, restricted stock, RSUs and deferred stock pursuant to the company’s incentive compensation plans; PUAs and PSUs will be paid out pro rata as if the target was achieved.

Change of control agreements executed after October 14, 2009 are different from these agreements in three respects:

(1)
The agreements no longer have a provision that permits an officer to receive severance benefits if he or she voluntarily terminates employment during a 30-day window period one year after a change of control.

(2)
The agreements require that a named executive officer who intends to terminate his or her employment for good reason must provide the company with a written explanation and allow the company 30 days to address the situation.

(3)
The agreements provide that the company will reduce the lump sum payment that would be made to an officer to a level that does not invoke the federal excise tax imposed by Section 4999 of the Internal Revenue Code.

With the exception of Mr. Schwertfeger and Ms. Buono, who entered into change of control agreements in 2014 and 2015, respectively, change of control agreements with the officers named in the Summary Compensation Table were executed prior to October 2009.
Equity Award Agreement with Mr. Teske. In October 2017, the Committee approved and Mr. Teske and the company executed an agreement to modify the outstanding equity awards previously granted to him under the 2014 Plan to align the treatment of a termination without cause under such awards with the treatment thereof under Mr. Teske's award agreements pursuant to the 2017 Plan. As a result, the award agreements provide that, in the event Mr. Teske's employment is terminated by the company without cause, the termination date will be deemed to be the date upon which Mr. Teske's employment agreement with the company would have expired had he instead been provided with a notice of nonrenewal by the company.
Expatriate Agreement with Mr. Reitman. In 2013, the company entered into an Expatriate Agreement with Mr. Reitman related to his expatriate assignment in Switzerland, which concluded in 2016. Though his expatriate assignment has ended, Mr. Reitman continues to be entitled to tax neutralization payments and reimbursement of his tax preparation expenses in relation to assignment-related tax exposures.
Executive Life Insurance Program. The company provides a death benefit to its named executive officers. The amount of the benefit during employment is two times annual salary, and the amount after retirement, for named executive officers elected before 2010, is $400,000. This coverage is consistent with the level of coverage provided by other companies that offer this benefit. The annual cost to the company for providing the benefit to eligible named executive officers was approximately $40,000. The company will recover this cost from the cash value of the policy on a covered executive when he retires or dies. The benefit is not being provided to new executives hired since 2010, and the amount of the benefit for current executives will not be increased.
Other Benefits. Each elected officer of the company may be reimbursed up to $5,000 annually for expenses incurred for personal financial consulting, estate planning and tax preparation.
Other Aspects of the Executive Compensation Program
Clawback Policy. The company’s incentive awards are subject to clawback rights. Cash and equity awards can be recovered by the company for any plan year in which negligence or misconduct results in a material restatement of the financial statements included in the company’s annual report that is filed with the SEC within three years after payment of the award (and as to any subsequent plan year in which any such award was materially affected by the restatement). Gains on stock options can be recovered by the company if such gains are attributable to options that were exercised within 12 months after any such material restatement.
Tax Policy. The company’s compensation plans were designed generally to ensure tax deductibility of the compensation paid under the plans based on tax regulations in effect at the time the plans were adopted, including Section 162(m) of the Internal Revenue Code. In December 2017, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) was enacted in the United States. Among other changes, the Tax Act eliminated prospectively the provisions under Section 162(m) of the Internal Revenue Code that allowed tax deductions for certain performance-based compensation above the $1.0 million deductibility limit for certain executive officers, subject to transitional provisions for compensation and grants awarded prior to November 2017. Although the Tax Act substantially changed certain elements of tax deductibility of executive compensation, including the loss of certain deductions keyed to the former specified performance-based standards, the Committee intends to continue to structure compensation programs to be consistent with its pay-for-performance philosophy. During the transition period, the Committee anticipates taking appropriate action to preserve the deductibility for past awards to the extent reasonably possible and as permitted by transitional provisions.
The Compensation Committee previously established a stock pool for purposes of determining the number of restricted stock awards (including RSUs) that could be granted in August 2018 to the company's elected officers and qualify for tax deductibility under the former provisions of Section 162(m). Though the Tax Act eliminated deductibility to the extent the restricted stock awards caused certain executive officers' compensation to exceed $1 million, the Compensation Committee opted to abide by the requirements of the pool when making restricted stock awards in August 2018 rather than rescinding the pool. The number of shares in the pool was determined by dividing (i) 10% of the company’s adjusted operating income for fiscal 2017 by (ii) the fair market value of company stock on the award date determined by the Committee, rounded up or down to the nearest 10 shares. The maximum portion of the stock pool that could have been allocated to a named executive officer in fiscal 2018 (out of the pool created in August 2016 with reference to fiscal 2017 operating income) was 50% for the CEO and a percentage for each of the other named executive officers equal to their proportionate share of the remaining 50% of the pool.
Stock Ownership Guidelines
The CEO is required to hold five times his annual salary in company stock, senior vice presidents are required to hold three times their annual salary in company stock and other elected officers are required to hold two times their annual salary in company stock. The guidelines also prohibit hedging and pledging transactions involving the company’s stock. Stock retention requirements apply to any officer who does not yet hold the requisite amount of stock. A copy of the stock ownership guidelines is available in the Investor Relations section of the company’s website. All executives named in the Summary Compensation Table are in compliance with the procedural requirements of the guidelines. Messrs. Teske, Rodgers and Reitman currently hold the required amount of shares. The company expects that Mr. Schwertfeger and Ms. Buono, who were each elected to their current position in 2015, will hold the required amount of shares in the future.

Compensation-Related Risk
The company’s internal audit staff conducts an annual assessment of the company’s compensation plans and practices with respect to risk and reviews the assessment with the Compensation Committee. The last such assessment and review occurred in August 2018. The assessment concluded that the company’s compensation plans and practices are not reasonably likely to have a material adverse effect on the company. The reasons for concluding that the company’s compensation plans and practices do not create material risk for the company include that the company (i) sufficiently monitors the appropriateness of the compensation and benefit plans that are available to company employees, (ii) leverages the expertise of third party service providers where necessary to ensure that the company’s compensation and deferred compensation programs are appropriate when compared to market, and (iii) implements risk mitigation mechanisms such as a combination of short-term and long-term incentives, stock ownership guidelines, clawback provisions, bi-annual market benchmarking, limitations on delegated authority, and administration of awards to officers and key managers by independent directors serving as members of the Compensation Committee.

COMPENSATION TABLES
The following table shows salaries, bonuses, incentive awards, changes in the value of retirement benefits, and other compensation relating to the fiscal years presented for the named executive officers.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value &
							Nonqualified
Name &						Non-equity	Deferred
Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	(b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	($) (i)	($) (j)
T.J. Teske Chairman, Pres. & CEO	2018	958,333	-	840,089	1,120,003	379,500	17,000	199,853	3,514,778
	2017	935,000	-	810,045	1,080,000	462,825	(301,000)	239,687	3,226,557
	2016	930,167	-	1,607,920	1,071,992	675,301	1,365,000	277,563	5,927,943

M.A. Schwertfeger Sr. Vice Pres. & CFO	2018	405,833	-	210,022	157,482	87,660	-	50,334	911,331
	2017	366,667	-	180,010	135,014	99,000	-	59,695	840,386
	2016	311,667	-	245,168	105,016	123,420	-	66,965	852,235

D.J. Rodgers Sr. Vice Pres. & Pres. – Engines Group	2018	475,800	-	259,969	195,019	102,773	8,000	84,561	1,126,122
	2017	466,563	-	252,014	189,005	125,972	(31,000)	98,633	1,101,187
	2016	457,150	-	451,929	193,700	181,031	200,000	100,156	1,583,967

W.H. Reitman Sr. Vice Pres. & Pres. – Global Support	2018	399,550	-	117,293	87,882	86,303	70,000	362,629	1,123,657
	2017	391,875	-	142,668	83,712	105,806	(44,000)	267,404	947,465
	2016	384,375	-	247,302	83,440	178,943	576,000	272,300	1,742,360

K.M. Buono Vice President, General Counsel & Corporate Secretary	2018	416,833	-	178,498	133,818	75,030	-	55,609	859,788
	2017	409,000	-	170,052	127,488	82,822	-	64,286	853,648
	2016	402,000	-	293,923	125,996	106,128	-	70,143	998,190
Column (c): All officers received a base salary increase for fiscal 2018. As discussed in the Nonqualified Deferred Compensation for Fiscal Year 2018 table below, the named executive officers may defer a portion of their base salary in accordance with the company's deferred compensation plan.
Column (e): Stock awards made in fiscal year 2016 included restricted stock (or RSUs) and PSUs. Stock awards made in fiscal 2017 and 2018 included only restricted stock (or RSUs). PUAs, which pay out in cash, instead of PSUs were granted in fiscal 2017 and 2018. Restricted stock (or RSUs) are valued at the grant date value of the award. PSUs granted in fiscal 2016 are valued using the fair market value of the company’s common stock on the date of grant, as more fully discussed in Note 13 of the Notes to the Consolidated Financial Statements of the company’s Form 10-K. The value of the PSU awards at the fiscal 2016 grant date, assuming the highest level of performance is achieved, would be $1,607,920 for Mr. Teske, $210,144 for Mr. Schwertfeger, $387,254 for Mr. Rodgers, $166,762 for Mr. Reitman and $251,934 for Ms. Buono. As discussed in the CD&A, the fiscal 2016 PSUs did not pay out.
Column (f): The reported amounts are the grant date values of the awards. For the stock option grants made in August 2017, the assumptions made in determining the Black-Scholes value included an exercise price and fair market value of $20.47 per share, an expected life of 5.5 years, an interest rate of 1.82%, a daily stock price volatility of 30.72%, and an expected dividend yield of 2.74%. Assumptions used in valuing fiscal 2017 and fiscal 2016 stock options are stated in Note 13 of the Notes to the Consolidated Financial Statements of the company’s Form 10-K.
Column (g): The reported amounts include cash incentive awards actually paid to the named executive officers for performance in the indicated fiscal year. As discussed in the Nonqualified Deferred Compensation for Fiscal Year 2018 table below, the named executive officers may defer a portion of their annual cash incentive award in accordance with the company's deferred compensation plan.
Column (h): The reported amounts include changes in the present value of pension benefits for the relevant fiscal year. Earnings on account balances in the company’s supplemental defined contribution plan are not included because the applicable interest rate is not above-market or preferential.
Column (i): Amounts include professional fees for financial advice, company contributions to 401(k) and nonqualified deferred compensation plans, premiums paid by the company for life insurance, expenses related to an expatriate assignment, and private use of the company plane by the CEO. Of these items, those exceeding $10,000 for fiscal 2018 include company contributions to retirement plans of $173,775 for Mr. Teske, $50,334 for Mr. Schwertfeger, $77,860 for Mr. Rodgers, $69,788 for Mr. Reitman and $50,609 for Ms. Buono, life insurance premiums paid by the company totaling $22,162 for Mr. Teske and $12,350 for Mr. Reitman, and expatriate expenses totaling $279,747 for Mr. Reitman. In addition, the amounts include $3,318 for use of the company plane by Mr. Teske. Mr. Reitman's All Other Compensation amount for 2017 has been adjusted from the fiscal 2017 Summary Compensation Table to correct the omission of $96,306 in tax neutralization payments. Dividends and dividend equivalents on restricted stock (or RSUs) were not included in any of the fiscal years presented.

Cash and Stock Awards
The following tables show cash and stock awards made to the named executive officers for fiscal 2018, their outstanding equity awards at the end of fiscal 2018, and the gains attributable to stock options they exercised and the value of stock awards that vested during fiscal 2018. The company’s fiscal 2018 financial statements include expenses associated with stock awards granted in August 2017 and cash awards paid in August 2018.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2018

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
						All Other	All Other
						Stock	Option		Grant
						Awards:	Awards:	Exercise or	Date Fair
						Number	Number of	Base Price	Value of
						of Shares	Securities	of Option	Stock &
	Grant	Approval				of Stock	Underlying	Awards	Option
Name	Date	Date	Threshold	Target	Maximum	or Units	Options	($/Share)	Awards
(a)	(b)	(c)	($) (d)	($) (e)	($) (f)	(#) (g)	(#) (h)	(i)	($) (j)
T.J. Teske
Cash Award	8/31/18	8/14/18		1,054,166	2,108,333
Stock Option	8/21/17	8/15/17					241,380	20.47	1,120,003
Stock Award	8/21/17	8/15/17				41,040			840,089
PUAs	8/21/17	8/15/17	210,000	840,000	1,680,000
M.A. Schwertfeger
Cash Award	8/31/18	8/14/18		243,500	487,000
Stock Option	8/21/17	8/15/17					33,940	20.47	157,482
Stock Award	8/21/17	8/15/17				10,260			210,022
PUAs	8/21/17	8/15/17	39,375	157,500	315,000
D.J. Rodgers
Cash Award	8/31/18	8/14/18		285,480	570,960
Stock Option	8/21/17	8/15/17					42,030	20.47	195,019
Stock Award	8/21/17	8/15/17				12,700			259,969
PUAs	8/21/17	8/15/17	48,750	195,000	390,000
W.H. Reitman
Cash Award	8/31/18	8/14/18		239,730	479,460
Stock Option	8/21/17	8/15/17					18,940	20.47	87,882
Stock Award	8/21/17	8/15/17				5,730			117,293
PUAs	8/21/17	8/15/17	21,975	87,900	175,800
K.M. Buono
Cash Award	8/31/18	8/14/18		208,417	416,833
Stock Option	8/21/17	8/15/17					28,840	20.47	133,818
Stock Award	8/21/17	8/15/17				8,720			178,498
PUAs	8/21/17	8/15/17	33,450	133,800	267,600
Column (b): The Grant Date is the day when an annual cash award was paid to a named executive officer or a long-term incentive award was granted to a named executive officer.

Column (c): The Approval Date is the day when the Compensation Committee approved an award.
Columns (d) thru (f): For annual cash awards, the Threshold is the cash award the named executive officer would have received if the performance factor had been 0. The Target is the cash award the named executive officer would have received if the performance factor had been 1. The Maximum is the cash award the named executive officer would have received if the performance factor had been 2 or more. The vesting of PUAs is based on targets related to operating income over the three-year performance period (fiscal years 2018, 2019 and 2020). The final number of earned PUAs can range from 0% to 200% of Target depending on actual company performance, as discussed in the CD&A. For PUAs, Threshold is the cash award the named executive officer will receive if the performance factor is 0.25 (no cash award if performance is below 0.25), Target is the cash award the named executive officer would receive if the performance factor is 1 and Maximum is the cash award the named executive officer would receive if the performance factor is 2 or more.
Column (g): Awards were made in restricted stock, except that the awards to Mr. Reitman were made in RSUs. These awards vest three years from the date of grant, as previously discussed.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards
							Plan	Market or
							Awards:	Payout
						Market	No. of	Value of
	No. of	No. of			No. of	Value of	Unearned	Unearned
	Securities	Securities			Shares or	Shares or	Shares,	Shares,
	Underlying	Underlying	Option		Units of	Units of	Units or	Units or
	Unexercised	Unexercised	Exercise	Option	Stock That	Stock That	Other Rights	Other Rights
	Options	Options	Price	Expiration	Have Not	Have Not	That Have	That Have
	Exercisable	Unexercisable	($/Share)	Date	Vested	Vested	Not Vested	Not Vested
Name (a)	(#) (b)	(#) (c)	(d)	(e)	(#) (f)	($) (g)	(#) (h)	($) (i)
T.J. Teske	92,680		$20.82	8/31/18	39,620	697,708	10,924	192,372
	272,970		$18.83	10/21/24	37,390	658,438
		288,170	$19.90	8/18/25	40,400	711,444
		281,250	$19.15	8/22/26	42,300	744,903
		241,380	$20.47	8/21/27	41,040	722,714

M.A. Schwertfeger	16,270		$18.83	10/21/24	3,960	69,736	1,428	25,143
		28,230	$19.90	8/18/25	2,230	39,270
		35,160	$19.15	8/22/26	7,040	123,974
		33,940	$20.47	8/21/27	9,400	165,534
					10,260	180,679

D.J. Rodgers	21,947		$20.82	8/31/18	9,030	159,018	2,631	46,332
	64,570		$18.83	10/21/24	8,840	155,672
		52,070	$19.90	8/18/25	12,980	228,578
		49,220	$19.15	8/22/26	13,160	231,748
		42,030	$20.47	8/21/27	12,700	223,647

W.H. Reitman	27,820		$18.83	10/21/24	4,040	71,144	1,133	19,952
		22,430	$19.90	8/18/25	3,000	52,830
		21,800	$19.15	8/22/26	4,228	74,455
		18,940	$20.47	8/21/27	6,046	106,470
					3,222	56,739
					6,140	108,125
					1,693	29,814
					5,881	103,564

K.M. Buono		33,870	$19.90	8/18/25	8,440	148,628	1,712	30,140
		33,200	$19.15	8/22/26	8,880	156,377
		28,840	$20.47	8/21/27	8,720	153,559
Column (b): Options that expired on August 31, 2018 vested on August 20, 2016, and options that expire on October 21, 2024 vested on October 21, 2017.
Column (c): Options that expire on August 18, 2025 vested on August 18, 2018; options that expire on August 22, 2026 vest on August 22, 2019; and options that expire on August 21, 2027 vest on August 21, 2020.

Column (f): All restricted stock awards and RSUs reported above were granted, in descending order as shown in the table, on August 20, 2013, August 19, 2014, August 18, 2015, August 22, 2016, and August 21, 2017, and vest on August 20, 2018, August 19, 2019, August 18, 2018, August 22, 2019, and August 21, 2020, respectively. In connection with his Expatriate Agreement, Mr. Reitman was granted 3,000 shares of restricted stock on December 2, 2013, which will vest on December 2, 2018, 3,000 RSUs on November 4, 2015, which will vest on November 4, 2018, and 1,620 RSUs on August 22, 2016, which will vest on August 22, 2019. The amounts above include dividend equivalents on RSUs.
Column (g): Based on the $17.61 per share closing price of a share of the company’s common stock as of the last business day of fiscal 2018.
Column (h) and (i): The amounts in these columns are related to the PSUs awarded in fiscal 2016. The amounts above include dividend equivalents on PSUs and are based on the threshold value of each award (25%) multiplied by the $17.61 per share closing price of the company’s common stock as of last business day of fiscal 2018. Vesting of PSUs granted in fiscal 2016 was dependent on the company’s aggregate operating income during fiscal years 2016, 2017 and 2018 relative to a cumulative operating income target for that performance period. The final earned award could have ranged from 0% to 200% of the target depending on performance. Since cumulative operating income was below the threshold level, PSUs granted in fiscal 2016 did not vest, as discussed in the CD&A.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2018

	Option Awards		Stock Awards
	No. of Shares	Value Realized on	No. of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
(a)	(#)(b)	($)(c)	(#)(d)	($)(e)
T.J. Teske	105,830	281,623	39,360	958,810
M.A. Schwertfeger	-	-	3,790	92,324
D.J. Rodgers	11,000	37,873	8,750	213,150
W.H. Reitman	-	-	4,080	99,389
K.M. Buono	-	-	8,000	146,800
Column (c): Based on the sale price of shares underlying options and the fair market value on the date of exercise for any shares held.
Column (e): Based on the closing price on the vesting date.
Pensions and Other Benefits
The company provides officers with pension benefits under a defined benefit retirement plan and a supplemental retirement plan. The present value of these benefits and certain other information for each participating named executive officer is shown in the following table.

PENSION BENEFITS FOR FISCAL YEAR 2018

		Number of
		Years	Present Value	Payments
		Credited	of Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year
(a)	(b)	(#) (c)	($) (d)	($) (e)
T.J. Teske	B & S Retirement Plan		631,000
	B & S Supplemental Executive Retirement Plan		5,492,000
	Total	22.10	6,123,000	—

D.J. Rodgers	B & S Retirement Plan		154,000
	B & S Supplemental Executive Retirement Plan		536,000
	Total	11.60	690,000	—

W.H. Reitman	B & S Retirement Plan		1,040,000
	B & S Supplemental Executive Retirement Plan		2,449,000
	Total	25.39	3,489,000	—
Column (a): Mr. Schwertfeger and Ms. Buono were each hired after the 2008 plan eligibility freeze.
The amounts in the preceding table show the present value of accumulated benefits as of July 1, 2018. The amounts were calculated using the RP2014 mortality table backed off to 2006 projected generationally using projection scale MMP 2016 and a discount rate of 4.30%. Material assumptions used in determining values include that the beneficiaries receive life only annuities at the earliest age at which unreduced benefits are payable (age 62 or 30 years of service), and that no beneficiary dies prior to retirement. For more detailed information about this calculation see “Retirement and Deferred Compensation Plans” in the CD&A.
Mr. Reitman is eligible for early retirement under the company’s Retirement Plan and Supplemental Executive Retirement Plan. Early retirement is available to employees who (1) attain 30 years of service with the company, (2) reach age 55 with 10 or more years of service with the company, or (3) attain age 65. If an employee retires with 30 years of service, there is no reduction in the retirement benefit, and such retiree is eligible to continue medical coverage for up to 10 years but not beyond age 65 as long as the retiree pays the same premiums as active employees. If an employee retires after reaching age 55 and with at least 10 years of service, the benefit is reduced by 4% for each year of age less than age 62 or each year of service less than 30, whichever is less. The benefit is not reduced if the employee is at least age 62 with 10 years of service or age 65.
* * * * *
The following table shows contributions and earnings during fiscal 2018 and fiscal year-end balances in the company’s nonqualified deferred compensation plan for each named executive officer. A named executive officer may defer under the plan up to 75% of his or her salary and bonus, reduced by assumed deferrals of 6% of base salary under the company’s 401(k) plan. Company contributions to a participant’s account are described in “Retirement and Deferred Compensation Plans” in the CD&A. Distributions are made in a single lump sum or up to 10 annual installments beginning after the participant separates from employment with the company.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2018
Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings (Loss) in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
T.J. Teske	29,804	154,937	127,041	0	2,385,937
M.A. Schwertfeger	25,268	31,288	10,919	0	195,138
D.J. Rodgers	41,831	58,679	82,880	0	832,006
W.H. Reitman	24,568	50,538	34,816	0	828,214
K.M. Buono	33,161	31,437	9,232	0	222,537
Column (b): Amounts reported as executive contributions are included in the Salary column of the Summary Compensation Table. These amounts include the following contributions by the named executive officers related to compensation earned in fiscal 2018 and deferred subsequent to the end of fiscal 2018: Mr. Teske $7,590, Mr. Schwertfeger $8,766, Mr. Rodgers $10,277, Mr. Reitman $8,630 and Ms. Buono $7,503.
Column (c): The company contributions include 401(k) plan restoration matching and non-elective contributions equal to 50% of the participant’s deferrals or 4% of compensation, whichever is less, plus a non-elective contribution of 3% of each named executive officer’s salary and annual cash award incentive compensation. Each officer also receives a contribution ranging from 3% to 8% of salary and annual cash award incentive compensation based on years of service as an elected officer. These amounts include the following contributions by the company related to compensation earned in fiscal 2018 and deferred subsequent to the end of fiscal 2018: Mr. Teske $49,335, Mr. Schwertfeger $8,241, Mr. Rodgers $13,360, Mr. Reitman $12,211 and Ms. Buono $7,094.
Columns (d) and (f): The aggregate balances include the following amounts that were previously reported as compensation for the named executive officers in the Summary Compensation Table for previous years: Mr. Teske $1,522,133, Mr. Schwertfeger $58,290, Mr. Rodgers $389,808, Mr. Reitman $460,880 and Ms. Buono $79,338.

AGREEMENTS WITH EXECUTIVES
As described in more detail in the CD&A above under “Employment and Change of Control Agreements and Other Benefits,” the company has entered into employment agreements and change of control agreements with each of the executives named in the Summary Compensation Table and Mr. Reitman retains certain tax-related benefits under an Expatriate Agreement.
Assuming the executives named in the Summary Compensation Table were terminated other than for cause on June 29, 2018 (the last business day of fiscal 2018), each named executive officer would have been entitled under his or her employment agreement to continue to receive a base salary through December 31, 2019 and the same medical plan coverage that would have been available to other salaried employees. The aggregate amount of the salary continuation payments that would have been made to each named executive officer are: Mr. Teske $1,444,500, Mr. Schwertfeger $618,000, Mr. Rodgers $716,040, Mr. Reitman $601,290, and Ms. Buono $627,300. The value of continued medical plan coverage for each named executive officer would have been as follows: Mr. Teske $20,959, Mr. Schwertfeger $6,550, Mr. Rodgers $20,959, Mr. Reitman $15,064 and Ms. Buono $15,064.

The employment agreements terminate upon a named executive officer’s death or disability. In the event of an officer’s disability, the officer will continue to receive compensation for six months following termination, reduced by any disability payments which the officer is entitled to receive. The payments that would have been made to each named executive officer, assuming a termination for disability on June 29, 2018, are as follows: Mr. Teske $481,500, Mr. Schwertfeger $206,000, Mr. Rodgers $238,680, Mr. Reitman $200,430 and Ms. Buono $209,100.
The named executive officers are not entitled to a death benefit under their employment agreements, but the company’s executive life insurance program provides life insurance equal to two times the named executive officer’s annual base salary if the named executive officer dies while employed by the company. In addition, named executive officers elected prior to 2010 (i.e., Messrs. Teske, Rodgers and Reitman) are also entitled to a death benefit of $400,000 following retirement. The death benefits that would have been paid with respect to each named executive officer, assuming the named executive officer died on June 29, 2018, are as follows: Mr. Teske $1,926,000, Mr. Schwertfeger $824,000, Mr. Rodgers $954,720, Mr. Reitman $801,720 and Ms. Buono $836,400.
A named executive officer’s termination of employment due to death results in the immediate vesting of all stock options, restricted stock and RSUs. For PUAs and PSUs, the award is paid on a pro rata basis. A named executive officer’s termination of employment due to disability results in the immediate vesting of all restricted stock and RSUs. Stock options remain subject to vesting in the case of a termination due to disability; provided that the Compensation Committee may elect to accelerate such vesting. For PUAs and PSUs, the award is paid on a pro rata basis due to disability. Restricted stock and RSUs are not forfeited in the event of a named executive officer’s retirement, but continue to vest in accordance with the terms of the grants to which they relate. An executive who retires may request that the Compensation Committee vest the named executive officer’s stock options upon retirement, and such a request is normally granted. In addition, the Committee may allow PSUs to be forfeited on retirement or may authorize payment to the named executive officer at the end of the performance period of all or a portion of the award. PUAs are generally paid on a pro rata basis at the end of the performance period in the case of retirement. The value of the unvested stock options, restricted stock, RSUs, PUAs and PSUs for each named executive officer as of June 29, 2018 was Mr. Teske $4,355,108, Mr. Schwertfeger $721,618, Mr. Rodgers $1,189,643, Mr. Reitman $688,229 and Ms. Buono $588,143, based upon the same assumptions used to calculate change of control payments.
If the change of control agreements had become effective on June 29, 2018, the executives named in the Summary Compensation Table would have been entitled to receive the following amounts:

CHANGE IN CONTROL PAYMENTS
Name	Severance Payment	Pension Enhancements	Outplacement Services	Tax Gross-Up	Early Stock and PUA Vesting	Other Benefits	Total
T.J. Teske	$4,949,532	$320,000	$12,000	$4,513,561	$4,355,108	$985,833	$15,136,034
M.A. Schwertfeger	1,560,231	-	12,000	-	721,618	184,123	2,477,972
D.J. Rodgers	1,986,462	77,000	12,000	1,556,903	1,189,643	334,057	5,156,065
W.H. Reitman	1,695,462	135,000	12,000	1,030,639	688,229	336,497	3,897,827
K.M. Buono	1,518,579	-	12,000	-	588,143	196,986	2,315,708

The Pension Enhancements values in the preceding table show the increase in the present value of each named executive officer’s accumulated retirement benefit under the company’s non-qualified retirement plan if a defined change of control had occurred on June 29, 2018. The valuation assumes a three-year addition to each named executive officer’s credited years of service, survival of each named executive officer until he reaches the earlier of age 62 or 30 years of service, and payment of a life-only annuity. The valuation is based on the RP2014 mortality table backed off to 2006 projected generationally using projection scale MMP 2016 and a discount rate of 4.30%.
The Severance Payment and Tax Gross-Up values in the table above do not reflect the value to the company of the noncompete restrictions applicable to the named executive officers following a change in control, which the company believes would reduce the amount of any severance payment subject to federal excise tax and, accordingly, the amount of the cutback or tax gross-up, as applicable.
In the Early Stock and PUA Vesting column, the value of accelerating the exercise date of stock options was determined for options that were not exercisable on June 29, 2018, but were in the money on that date. The number of such options was multiplied by the difference between the market price of the stock on June 29, 2018 and the exercise price of the options. The value of accelerating the vesting date of restricted stock and RSUs was calculated by multiplying the number of such shares that were subject to restrictions on June 29, 2018 by the fair market value of the company’s common stock on that date. For PUAs and PSUs, the value of the award was calculated as if target performance was achieved on June 29, 2018 and the award was paid on a pro rata basis. As previously noted, upon certification by the Committee in August 2018, the fiscal 2016 PSUs did not vest.
The amounts in the Other Benefits column consist of the following for each of the executives named in the Summary Compensation Table:

Name	Deferred Compensation	Life Insurance	Financial Planning	Medical Insurance	Company Plane (a)	Total
T.J. Teske	$742,430	$66,486	$15,000	$41,917	$120,000	$985,833
M.A. Schwertfeger	156,023	-	15,000	13,100	-	184,123
D.J. Rodgers	258,240	18,900	15,000	41,917	-	334,057
W.H. Reitman	254,319	37,050	15,000	30,128	-	336,497
K.M. Buono	151,858	-	15,000	30,128	-	196,986
(a) The Compensation Committee has authorized Mr. Teske as CEO to use the company plane for private use up to 20 hours per calendar year. The purpose of the authorization is to permit Mr. Teske to spend time on company-related business that he would otherwise spend in transit for personal business or vacation. The amount listed in the table represents the estimated incremental cost to the company for three years of benefits under this policy. The estimated cost was derived by multiplying 20 hours/year of plane use by $2,000/hour to cover the cost of fuel, oil and maintenance.

CEO PAY RATIO
Beginning with this year’s proxy statement, in accordance with Item 402(u) of Regulation S-K, the company is required to provide certain information concerning the ratio between Mr. Teske’s annual total compensation and the annual total compensation of the company’s estimated median compensated employee (“MCE”), in each case generally calculated in the manner that annual total compensation is calculated for purposes of the Summary Compensation Table.
Summary
As described in more detail below, the total fiscal 2018 compensation of the company’s MCE was $54,680.  Mr. Teske’s fiscal 2018 compensation for purposes of the ratio totaled $3,528,751, resulting in a ratio to the MCE’s total fiscal 2018 compensation of 65 to 1. Mr. Teske’s compensation for purposes of the ratio differs from his total compensation of $3,514,778 reported in the Summary Compensation Table above due to the inclusion of $13,972 for the company’s contribution for his health and welfare benefits. The company’s contribution for these benefits is also included in the MCE’s calculation for purposes of the ratio, as discussed below. Since these health and welfare benefits are generally available to all salaried employees and do not discriminate in scope, terms or operation, these amounts are not included in the Summary Compensation Table.
Methodology
The company had 5,373 employees worldwide as of April 1, 2018 (the “determination date”).  Of those, 1,947 were salaried and 3,426 were hourly. In addition, 86% were located in the United States, 6% in Asia, 3% in Europe, and the remainder throughout the rest of the world.  To identify its MCE, the company used actual base salaries or wages as of the determination date for all employees employed on that date other than Mr. Teske.  Though compensation data for part-time employees was not recalibrated to be on a full-time basis, data for employees who commenced employment mid-year was annualized.  No cost of living adjustments were made. As the company’s operations are global, all currencies were converted to U.S. Dollars based on the fiscal 2018 foreign exchange rates used for purposes of the company’s financial reporting.  In accordance with the de minimis exception under Item 402(u), which allows all employees in a country to be excluded from the MCE calculation if 5% or less of the company’s total employees reside there, the company excluded all employees located in Brazil (103 employees) and Mexico (18 employees) due to their fluctuating economies and exchange rates, and the fact that employees in those locations have elements of their compensation dictated by statute.
Based on a review of the data described above, the company determined that there were three production employees at one of its U.S. plants with identical median base wages.  From this group, the company selected the employee who is most similarly situated to Mr. Teske in terms of health insurance benefits as the MCE.
Thereafter, the company calculated the total fiscal 2018 compensation of the MCE using the same methodology as was used to calculate Mr. Teske’s total fiscal 2018 compensation for purposes of the Summary Compensation Table, plus the value of the company’s contribution for health and welfare benefits.  This included adding the MCE’s actual fiscal year 2018 overtime pay, fiscal 2018 bonus, the company’s contribution for health and welfare benefits based on January 1, 2018 rates and calendar 2017 company 401(k) contribution, resulting in total 2018 compensation of $54,680.
SEC rules and guidance for identifying the median of the annual total compensation of employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect employee populations and compensation practices.  Accordingly, the pay ratios reported by other companies may not be comparable to the company’s pay ratio, as other companies may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

IV.    OTHER MATTERS
AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors consists of three nonemployee directors. The Committee acts under a written charter adopted by the Board of Directors, which is available on the company’s website. The Board has determined that each member of the Committee is independent under the rules of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, and is an audit committee financial expert under SEC rules.
Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the U.S., and expressing an opinion as to whether the company has maintained effective internal control over financial reporting and whether those controls are effective. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.
In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements with management and Deloitte & Touche LLP (“D&T”), the company’s independent auditors. The Audit Committee has discussed with D&T the matters related to the conduct of the audit required to be discussed pursuant to the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees.” The Audit Committee also discussed with D&T the quality and adequacy of the company’s internal controls, especially those related to financial reporting. In addition, the Audit Committee received from D&T the written disclosures and the letter required by Rule 3526 of the PCAOB, “Communications with Audit Committees Concerning Independence,” regarding the independent auditor’s communication with the Audit Committee concerning independence, and discussed with them matters relating to their independence.
The Audit Committee has discussed with the company’s internal audit director his evaluation of the company’s internal accounting controls and the overall quality of the company’s financial reporting.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2018, for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors.
Patricia L. Kampling, Chair
Frank M. Jaehnert
Henrik C. Slipsager

INDEPENDENT AUDITORS’ FEES

		2018	2017
Audit Fees		$1,369,000	$1,281,000
Audit-Related Fees		0	0
Tax Fees		583,000	327,000
All Other Fees		2,000	0
	Total Fees	$1,954,000	$1,608,000

Tax Fees for 2018 include fees for New Markets Tax Credit consultations, U.S. tax reform planning and consultations, international tax planning consultations, and the preparation of tax returns. Tax Fees for 2017 include fees for tax compliance reviews, consultation regarding tax audits, consultation regarding indirect tax compliance and reporting, and the preparation of tax returns. All Other Fees for 2018 relate to an online research tool.
The Audit Committee must approve in advance all audit and non-audit services to be provided by the independent auditors and must approve all fees to be paid by the company to the independent auditors, each of which occurred in relation to the company’s engagement of D&T for fiscal year 2018 and 2017 services. In addition, the Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,237,001 (a)	14.7%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,316,187 (b)	10.2%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	3,610,325 (c)	8.5%
LSV Asset Management 155 North Wacker Drive, Suite 4600 Chicago, IL 60606	2,309,617 (d)	5.2%
Brandes Investment Partners, L.P. 11988 El Camino Real, Suite 600 San Diego, CA 92130	2,221,027 (e)	5.2%

(a)	BlackRock, Inc. reported that as of December 31, 2017, it had sole voting power with respect to 6,110,697 shares and sole dispositive power with respect to 6,237,001 shares.

(b)
The Vanguard Group, Inc. reported that as of January 31, 2018, it had sole voting power with respect to 45,341 shares, shared voting power with respect to 8,700 shares, sole dispositive power with respect to 4,266,184 shares and shared dispositive power with respect to 50,003 shares.

(c)	Dimensional Fund Advisors LP reported that as of December 31, 2017, it had sole voting power with respect to 3,461,774 shares and sole dispositive power with respect to 3,610,325 shares.

(d)	LSV Asset Management reported that as of December 31, 2017, it had sole voting power with respect to 1,175,592 shares and sole dispositive power with respect to 2,309,617 shares.

(e)	Brandes Investment Partners, L.P. reported that as of December 31, 2017, it had shared voting power with respect to 1,622,480 shares and shared dispositive power with respect to 2,221,027 shares.
Amounts for 5% shareholders are presented as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided. Beneficial ownership is determined in accordance with SEC Rule 13d-3 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group as of August 17, 2018.

	Number			Nature of Beneficial Ownership
	of Shares		Percent	Sole Voting	Shared Voting		Sole
	Beneficially		of	& Investment	& Investment		Voting Power
Name	Owned		Class	Power	Power		Only
Kathryn M. Buono	65,450	(a)	*	39,410	0		26,040	(b)
Sara A. Greenstein	0		*	0	0		0
Jeffrey R. Hennion	14,605	(c)	*	14,605	0		0
James E. Humphrey	34,783	(c)	*	34,783	0		0
Frank M. Jaehnert	29,127	(c)	*	29,127	0		0
Patricia L. Kampling	39,705	(c)	*	39,705	0		0
Keith R. McLoughlin	43,400	(c)	*	43,400	0		0
William H. Reitman	91,862	(a)(e)	*	53,035	31,787		7,040	(b)
David J. Rodgers	239,223	(a)	*	182,513	0		56,710	(b)
Mark A. Schwertfeger	83,028	(a)	*	50,138	0		32,890	(b)
Henrik C. Slipsager	43,624	(c)	*	43,624	0		0
Charles I. Story	57,615	(c)	*	57,615	0		0
Todd J. Teske	1,629,912	(a)	3.8	829,162	600,000	(d)	200,750	(b)
Brian C. Walker	57,032	(c)	*	57,032	0		0

All directors and current executive officers
as a group (18 persons including
the above named persons)	2,746,081	(a)(b)(c)	6.3
		(d)(e)
*Less than 1%.

(a)
Includes shares issuable pursuant to stock options exercisable within 60 days of August 17, 2018, for Mr. Teske 653,820 shares, Mr. Schwertfeger 44,500 shares, Mr. Rodgers 138,587 shares, Mr. Reitman 50,250 shares and all directors and executive officers as a group 1,080,007 shares.

(b)
Executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power as indicated: Mr. Teske 200,750 shares, Mr. Schwertfeger 32,890 shares, Mr. Rodgers 56,710 shares, Mr. Reitman 7,040 shares, Ms. Buono 26,040 shares and all directors and executive officers as a group 389,500 shares. Of those amounts, the following shares of restricted stock vested on August 18, 2018, and August 20, 2018: Mr. Teske 80,020 shares, Mr. Schwertfeger 11,000 shares, Mr. Rodgers 22,010 shares, Mr. Reitman 4,040 shares, Ms. Buono 8,440 shares and all directors and executive officers as a group 150,610 shares.

(c)
Includes grants to directors deferred under the Deferred Compensation Plan for the following Directors: Mr. Hennion 14,605 shares, Mr. Humphrey 34,783 shares, Mr. Jaehnert 19,127 shares, Ms. Kampling 34,616 shares, Mr. McLoughlin 38,613 shares, Mr. Slipsager 23,624 shares, Mr. Story 45,207 shares, and Mr. Walker 54,632 shares.

(d)
For Mr. Teske, includes 600,000 shares in the Briggs & Stratton Corporation Foundation, Inc. over which he shares beneficial ownership through joint voting and investment power. For Mr. Reitman, includes 31,787 shares held in a living trust where he and his spouse serve as co-trustees.

(e)
Mr. Reitman also holds a total of 27,210 deferred shares of company common stock and RSUs; included in that total are 6,046 RSUs that vested on August 18, 2018. These securities are intended to reflect the performance of company common stock and are payable in common stock, but these shares have no voting rights and are not included in the number of shares reflected in the “Number of Shares Beneficially Owned” column in the table above. The company lists them in this footnote because they represent an additional economic interest tied to the performance of company common stock.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this proxy statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires Briggs & Stratton directors, certain officers, and persons who beneficially own more than 10% of Briggs & Stratton common stock to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the U.S. Securities and Exchange Commission. Based on the information provided by the reporting persons, the company believes that all applicable reporting requirements for fiscal 2018 were accomplished in a timely manner, except that, due to an administrative error by the company, one untimely filing was made by Ms. Kampling to report two transactions related to a conversion of 5,089 deferred shares.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives aggregate information under all equity compensation plans of Briggs & Stratton as of July 1, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders	3,193,154 (1)	$19.65 (2)	5,500,366 (3)
Equity compensation plans not approved by security holders	-	n/a	-
Total	3,193,154	$19.65	5,500,366

(1)	Represents options, restricted stock, RSUs, deferred stock and PSUs granted under the Omnibus Plan. PSUs included in this number are the maximum number of shares that could be issued.

(2)	Weighted average exercise price relates only to stock options.

(3)
Represents securities available for future issuance under the Omnibus Plan. The calculation counts one option as a single share, each share of restricted or deferred stock as 2.90 shares, each RSU as 2.90 shares and a target award of a PSU as 2.90 shares in accordance with the Omnibus Plan.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
COMMISSION ON FORM 10-K
Briggs & Stratton is required to file an annual report on Form 10-K with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended July 1, 2018 accompanies this proxy statement. Requests for additional copies should be directed to Toni Van Etta, Office of the General Counsel and Corporate Secretary, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS
Proposals that shareholders intend to present at the 2019 annual meeting must be received at Briggs & Stratton’s principal executive offices no earlier than June 29, 2019 and no later than July 24, 2019, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 10, 2019 to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.
BY ORDER OF THE BOARD OF DIRECTORS
BRIGGS & STRATTON CORPORATION
Kathryn M. Buono
Vice President, General Counsel and Corporate Secretary
Wauwatosa, Wisconsin
September 7, 2018

BRIGGS & STRATTON CORPORATION
P.O. BOX 702
MILWAUKEE, WI 53201-0702

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on the day before the meeting for shares held directly and by 11:59 p.m. Eastern Time on October 22, 2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on the day before the meeting for shares held directly and by 11:59 p.m. Eastern Time on October 22, 2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E51208-P11216-Z72813

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRIGGS & STRATTON CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Sara A. Greenstein
02) Frank M. Jaehnert
03) Charles I. Story

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratify Deloitte & Touche LLP as the Company's independent auditors.	☐	☐	☐
3. Approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E51209-P11216-Z72813

BRIGGS & STRATTON CORPORATION
PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING
OF SHAREHOLDERS - OCTOBER 25, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of TODD J. TESKE and KATHRYN M. BUONO, with full power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the annual meeting of shareholders of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Auburn, AL on October 25, 2018 at 8:00 a.m. Central Time. My voting directions are on the reverse side of this proxy. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named "FOR" the nominees listed in proposal 1, "FOR" proposals 2 and 3, and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation's 401(k) Plans or Dividend Reinvestment Plan (each, a "Plan"), this proxy constitutes voting instructions for any shares so held.

(Continued and to be signed on reverse side)